Exhibit 10.1

Execution Version

CONTRIBUTION AND EXCHANGE AGREEMENT

By and Among

RESOURCE REAL ESTATE OPPORTUNITY OP, LP,

as “Buyer”

RESOURCE PM HOLDINGS LLC,

as “PM Holdings”, a “Contributed Holding Company” and a “Contributed Company”

RESOURCE NEWCO LLC,

as “Advisor Holdings”, a “Contributed Holding Company” and a “Contributed Company”

C-III CAPITAL PARTNERS LLC,

as “PM Contributor”, a “Contributor” and a “Contributor Party”

RESOURCE REAL ESTATE, LLC

as “Advisor Contributor”, a “Contributor” and a “Contributor Party”

and

RESOURCE AMERICA, INC.,

as “Resource America”, a “Contributor Party” and the “Contributor Representative”

Dated as of September 8, 2020

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

INDEX OF ANNEXES & EXHIBITS

Annex		Description

Annex I	–	Contributor Parties & Equity Interests

Exhibit		Description

Exhibit A	–	PM Holdings LLC Agreement
Exhibit B	–	Advisor Holdings LLC Agreement
Exhibit C	–	Form of Buyer A&R LP Agreement
Exhibit D	–	PM Contribution Agreement
Exhibit E	–	Form of A&R PM Contributed Subsidiary LLC Agreement
Exhibit F	–	Advisor Contribution Agreement
Exhibit G	–	Form of A&R Advisor Contributed Subsidiary LLC Agreement
Exhibit H	–	Form of Employment Agreement
Exhibit I	–	Form of Acknowledgment and Agreement of Termination
Exhibit J	–	Form of Restrictive Covenants Agreement (Key Employees)
Exhibit K	–	Form of Restrictive Covenants Agreement (Contributor Assignor)
Exhibit L	–	Form of Transitional Services Agreement
Exhibit M	–	Form of Assignment of Lease Agreements
Exhibit N	–	Form of Sublease Agreement
Exhibit O	–	Form of Advisor I Amendment
Exhibit P	–	Form of Advisor II Amendment
Exhibit Q	–	Form of Investor Rights Agreement
Exhibits R-1 and R-2	–	Form of Voting Agreement

-iv-

CONTRIBUTION AND EXCHANGE AGREEMENT

THIS CONTRIBUTION AND EXCHANGE AGREEMENT (this “Agreement”) is entered into as of September 8, 2020, by and among (a) Resource Real Estate Opportunity OP, LP, a Delaware limited partnership (“Buyer”), (b) Resource PM Holdings LLC, a Delaware limited liability company (“PM Holdings”), (c) Resource NewCo LLC, a Delaware limited liability company (“Advisor Holdings”, and each of PM Holdings and Advisor Holdings also being referred to herein as a “Contributed Holding Company” and collectively, the “Contributed Holding Companies”), (d) C-III Capital Partners LLC, a Delaware limited liability company (“PM Contributor”), (e) Resource Real Estate, LLC, a Delaware limited liability company (“Advisor Contributor”, and each of Advisor Contributor and PM Contributor also being referred to herein as a “Contributor” and collectively, the “Contributors”) and (f) Resource America, Inc., a Delaware corporation, in its capacity as a Contributor Party and the Contributor Representative (“Resource America”, and each of Resource America and the Contributors also being referred to herein as a “Contributor Party” and collectively, the “Contributor Parties”). Unless the context otherwise requires, each of Buyer, the Contributed Holding Companies and the Contributor Parties are referred to herein individually as a “Party”, and collectively, as the “Parties.” Capitalized terms used in this Agreement have the meanings assigned to such terms in Article I (Definitions) and elsewhere throughout this Agreement.

RECITALS

WHEREAS, effective as of immediately prior to the Closing, the Contributed Companies and the Contributor Parties consummated the Reorganization in accordance with Section 2.7;

WHEREAS, concurrent with the consummation of the Reorganization, PM Holdings and PM Contributor entered into that certain Limited Liability Company Agreement of PM Holdings (the “PM Holdings LLC Agreement”), dated as of August 5, 2020 and attached hereto as Exhibit A, in order to, among other things, set forth the rights and obligations of the members party thereto;

WHEREAS, concurrent with the consummation of the Reorganization, Advisor Holdings and Advisor Contributor entered into that certain Limited Liability Company Agreement of Advisor Holdings (the “Advisor Holdings LLC Agreement”), dated as of June 22, 2020 and attached hereto as Exhibit B, in order to, among other things, set forth the rights and obligations of the members party thereto;

WHEREAS, as of immediately prior to the Closing, PM Contributor is the sole equityholder of PM Holdings and owns, beneficially and of record, 100% of the outstanding membership interest of PM Holdings as set forth opposite PM Contributor’s name on Annex I under the heading PM Holdings Securities (“PM Holdings Securities”), which membership interest constitutes 100% of the outstanding Equity Interests of PM Holdings;

WHEREAS, as of immediately prior to the Closing, Advisor Contributor is the sole equityholder of Advisor Holdings and owns, beneficially and of record, 100% of the outstanding membership interest of Advisor Holdings as set forth opposite Advisor Contributor’s name on Annex I under the heading Advisor Holdings Securities (“Advisor Holdings Securities”, and each of Advisor Holdings Securities and PM Holdings Securities also being referred to herein as “Contributed Securities”), which membership interest constitutes 100% of the outstanding Equity Interests of Advisor Holdings;

WHEREAS, at the Closing, each of PM Contributor and Advisor Contributor desire to contribute to Buyer, and Buyer desires to accept and acquire therefrom, all of the Contributed Securities, free and clear of any Liens (other than Permitted Securities Liens), upon the terms and subject to the conditions set forth in this Agreement such that, immediately upon the Closing, Buyer shall own, beneficially and of record, 100% of the outstanding Equity Interests of each Contributed Company; and

WHEREAS, Resource America is a direct Subsidiary of PM Contributor and an indirect equityholder of each of Advisor Contributor and Advisor Holdings and will benefit substantially from the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

For all purposes of this Agreement, the following terms shall have the meanings set forth below:

“Accounting Firm” has the meaning set forth in Section 2.6(d).

“Action” means any suit, litigation, arbitration, mediation, claim, dispute, action, allegation, charge, demand, audit, investigation, assessment, examination, notice letter or other proceeding.

“Actual Cash” has the meaning set forth in Section 2.6(b).

“Actual Closing Balance Sheets” has the meaning set forth in Section 2.6(b).

“Actual Indebtedness” has the meaning set forth in Section 2.6(b).

“Actual Net Working Capital” has the meaning set forth in Section 2.6(b).

“Actual Transaction Expenses” has the meaning set forth in Section 2.6(b).

“Adjustment Amount” means the amount equal to (a) Estimated Cash, minus (b) Estimated Indebtedness, minus (c) Estimated Transaction Expenses, plus (d) the Working Capital Adjustment Amount (provided, that, for the avoidance of doubt, the “Adjustment Amount” may be a positive or negative number. If a positive number, such amount shall increase the amount payable hereunder, and if a negative number, such amount shall decrease the amount payable hereunder).

“Advisor Contributed Assets” has the meaning assigned to the term “Contributed Assets” in the Advisor Contribution Agreement.

“Advisor Contributed Subsidiary” has the meaning set forth in Section 2.7(a)(iii).

“Advisor Contribution” has the meaning set forth in Section 2.7(a)(iii).

“Advisor Contributor” has the meaning set forth in the preamble to this Agreement.

“Advisor Holdings” has the meaning set forth in the preamble to this Agreement.

“Advisor Holdings LLC Agreement” has the meaning set forth in the preamble to this Agreement.

“Advisor Holdings Securities” has the meaning set forth in the preamble to this Agreement.

“Advisor I Amendment” has the meaning set forth in Section 8.1(k).

“Advisor II Amendment” has the meaning set forth in Section 8.1(l).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, including any general partner, managing member, director or officer of such specified Person. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliate Transaction” has the meaning set forth in Section 3.22(b).

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) (or any similar combined, consolidated, unitary or similar group defined under a similar Tax Law).

“Acknowledgement of Termination” has the meaning set forth in Section 8.1(e).

“Allocation Objections Statement” has the meaning set forth in Section 7.6(a).

“Allocation Review Period” has the meaning set forth in Section 7.6(a).

“Allocation Schedule” has the meaning set forth in Section 7.6(a).

“Agreed Adjustments” has the meaning set forth in Section 2.6(d).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” means, collectively, (a) the Reorganization Documents, the Employment Agreements, the Acknowledgments of Termination, the IP Assignment Agreements, the Transitional Services Agreement, the Assignment of Lease Agreements, the Sublease Agreement, the Advisor I Amendment, the Advisor II Amendment, the Restrictive Covenants Agreements, the Investor Rights Agreement, the Voting Agreements, the Buyer Charter Documents, and (b) any documents, agreements, certificates, schedules or other instruments contemplated to be delivered at or prior to the Closing pursuant to Article VIII of this Agreement or any Ancillary Agreement referred to in the foregoing clause (a).

“Annual Financial Statements” has the meaning set forth in Section 3.8.

“Anti-Corruption Laws” means any applicable Laws relating to bribery, fraud or corruption, including the U.S. Foreign Corrupt Practices Act.

“Applicable Survival Periods” has the meaning set forth in Section 9.3(a)(i)(A).

“Assets” has the meaning set forth in Section 3.17(a).

“Assignment of Lease Agreements” has the meaning set forth in Section 8.1(i).

“Assumed Liability” means, collectively, any Assumed Liability (as defined in the PM Contribution Agreement) and any Assumed Liability (as defined in the Advisor Contribution Agreement).

“Assumption Notice” has the meaning set forth in Section 9.9(a)(ii).

“A&R Advisor Contributed Subsidiary LLC Agreement” has the meaning set forth in Section 2.7(a)(ii).

“Books and Records” has the meaning set forth in Section 6.4(c).

“Business” means, collectively, (a) the business of any Contributor Party or any Subsidiary of any Contributor Party as conducted of providing (i) advisory services to multi-family, non-listed, publicly-offered REITs, including managing, operating, directing and supervising the operations and administration of any such REIT and its assets and properties and (ii) property management services for real estate properties or real estate debt or equity investments owned or controlled by multi-family, non-listed, publicly-offered REITs, including coordinating the leasing of and managing construction activities related to such properties and investments and (b) the business of any Contributed Company as conducted, including, with respect to PM Holdings and the PM Contributed Subsidiaries, the business of providing management services for real estate properties or real estate equity or debt investments owned or controlled by each of REIT I, REIT II or REIT III, including coordinating the leasing of and managing construction activities related to such properties and investments, and with respect to Advisor Holdings and the Advisor Contributed Subsidiaries, the business of providing advisory services to each of REIT I, REIT II or REIT III, including managing, operating, directing and supervising the operations and administration of such Persons and their assets and properties. For the avoidance of doubt, as used in this definition, “conducted” shall include the manner in which any business was conducted or services were provided, as applicable, prior to the Reorganization.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in Philadelphia, Pennsylvania or New York, New York are authorized or obligated by Law or executive order to close.

“Business Marks” has the meaning set forth in Section 6.7(a).

“Business Marks Assignment” has the meaning set forth in Section 6.7(d).

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer A&R LP Agreement” means that certain Amended and Restated Limited Partnership Agreement of Buyer, in substantially the form attached hereto as Exhibit C.

“Buyer Charter Documents” means (a) the Governing Documents of Buyer, including the Buyer A&R LP Agreement and (b) any annexes, exhibits, schedules or attachments thereto.

“Buyer Indemnified Party” has the meaning set forth in Section 9.1.

“Buyer Purchase Price Cap” has the meaning set forth in Section 9.4(e).

“Buyer Securities” means, collectively, (a) 6,158,759 Common Units of Buyer and (b) 319,965 Preferred Units of Buyer. As used in this Agreement, “classes of Buyer Securities” shall refer to Common Units and Preferred Units.

“Calculation Time” means as of immediately prior to the Closing.

“Cash” means the consolidated amount of cash and cash equivalents of the Contributed Companies (excluding restricted cash), as defined by and determined in accordance with GAAP.

“Claim Dispute Notice” has the meaning set forth in Section 9.9(b).

“Claims Made Policies” has the meaning set forth in Section 6.5(a)(ii).

“Claim Notice” has the meaning set forth in Section 9.9(a)(i).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning assigned to such term in the Buyer A&R LP Agreement.

“Company Approvals” means, collectively with any Company Governmental Approvals, any consent, license, permit, approval, waiver or authorization or order of, filing with or any notification to, any Person, required as a result of the execution, delivery or performance of this Agreement by any Contributed Company or Contributor Party or the Ancillary Agreements by any Contributed Company or Contributor Party or the consummation of the Transactions by any Contributor Holding Company or Contributor, including those set forth or required to be set forth on Schedule 3.6 of the Company Disclosure Schedule.

“Company Benefits Plan” has the meaning set forth in Section 3.14(a).

“Company Disclosure Schedule” has the meaning set forth in Article III (Representations and Warranties of the Contributed Holding Companies).

“Company Governmental Approvals” means any consent, license, permit, approval, waiver, authorization or order of, filing with or notification to, any Governmental Authority required as a result of the execution and delivery of this Agreement by any Contributed Company or Contributor Party or the consummation of the Transactions by any Contributed Company or Contributor Party, including those set forth or required to be set forth on Schedule 3.6(g) of the Company Disclosure Schedule.

“Company Health Plan” has the meaning set forth in Section 3.14(i).

“Company Intellectual Property” means any Intellectual Property Rights that are used or held for use by, owned or purported to be owned by, any Contributed Company in, or reasonably necessary or reasonably required for, the ownership or operation of the Business.

“Company Material Adverse Effect” means any event, effect, fact, occurrence, circumstance, condition, development or change (collectively, “Events”) that, individually or in the aggregate, has had or has a materially adverse effect upon: (a) the Business; (b) the assets, properties, results of operations or condition (financial or otherwise) of the Contributed Companies, taken as a whole; or (c) the ability of any Contributed Company or Contributor Party to consummate the Transactions; provided, however, that the following and the effects of the following shall not be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) general economic, capital market, financial, political or regulatory conditions, worldwide or in any particular region; (ii) an occurrence, outbreak, escalation or material worsening of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response or reaction to any of the foregoing (including, for clarity, the COVID-19 pandemic); (iii) any earthquake, natural disaster or other force majeure event; and (iv) any changes in GAAP or applicable Law; provided that, with respect to an Event described in the foregoing clause (i) through clause (iv), such Event shall only be excluded to the extent such Event does not adversely affect any Contributed Company or any Contributor Party, individually or taken as a whole, disproportionately relative to other companies engaged, or providing advisory services or property management services to issuers, in the multi-family, publicly-offered, non-listed REIT industry.

“Company Owned Intellectual Property” means any Intellectual Property Rights owned or purported to be owned by a Contributed Company.

“Company Permits” has the meaning set forth in Section 3.7(a).

“Contract” means any contract, agreement, lease, sublease, license, note, bond, mortgage, pledge, security interest, guarantee, letter of intent, offer letter, document or other instrument, commitment, obligation or arrangement of any kind or nature, whether written or oral, together with any amendments, restatements, supplements or other modifications thereto, which, in each case, is legally binding, but, as used in Article III and Section 4.6, excluding from this definition any Employee Plan referred to in clause (a) or clause (b) of the definition of Employee Plan.

“Contributed Asset” means, collectively, any Contributed Asset (as defined in the PM Contribution Agreement) and any Contributed Asset (as defined in the Advisor Contribution Agreement).

“Contributed Companies” means, collectively, PM Holdings, Advisor Holdings and each of their Subsidiaries.

“Contributed Holding Company” has the meaning set forth in the preamble to this Agreement.

“Contributed Securities” has the meaning set forth in the preamble to this Agreement.

“Contributed Subsidiary” means, collectively, each Subsidiary of a Contributed Holding Company.

“Contributor” shall have the meaning set forth in the preamble to this Agreement.

“Contributor Assignor” means, collectively, PM Contributor, Advisor Contributor, Resource Capital Partners LLC, Resource Financial Fund Management, LLC and Resource America.

“Contributor Deductible” has the meaning set forth in Section 9.4(a).

“Contributor General Cap” has the meaning set forth in Section 9.4(c).

“Contributor Indemnified Party” has the meaning set forth in Section 9.2.

“Contributor Insurance Policies” has the meaning set forth in Section 6.5(a).

“Contributor Mini-Basket” has the meaning set forth in Section 9.4(a).

“Contributor Party” has the meaning set forth in the preamble to this Agreement.

“Contributor Purchase Price Cap” has the meaning set forth in Section 9.4(d).

“Contributor Related Party” has the meaning set forth in Section 6.7(d).

“Contributor Representative” has the meaning set forth in the preamble to this Agreement.

“Contributor Securities” has the meaning set forth in Section 4.5.

“Current Assets” means the consolidated amount of current assets of the Contributed Companies, as defined by and determined in accordance with GAAP (excluding (a) any Cash and (b) any current or deferred Tax assets).

“Current Liabilities” means the consolidated amount of current liabilities of the Contributed Companies, as defined by and determined in accordance with GAAP (excluding (a) any Indebtedness or Transaction Expenses, in each case, to the extent actually included in the calculation of the Final Adjustment Amount; and (b) any current or deferred Tax Liabilities).

“D&O Tail Policy” has the meaning set forth in Section 6.3.

“Damages” means (i) any loss, debt, deficiency, damage, disbursement, injury, judgement, Order, Action, Tax, interest, fine, penalty, payment or Liability of any kind, whether or not arising out of a Third Party Claim and (ii) any fee, cost or expense of investigating, defending, asserting, prosecuting, settling or collecting any of the foregoing (including interest, court or arbitration costs and fees and expenses of attorneys, advisors, expert witnesses or other professionals); provided, that, in no event shall this definition of “Damages” include any punitive damages, except to the extent awarded in connection with a Third Party Claim.

“Deferred Payments” means, collectively, the REIT I/II Merger Contingent Payment, the Oversight Management Deferred Payments and the TSA Deferred Payments.

“Delaware Courts” has the meaning set forth in Section 10.16.

“Direct Claim” has the meaning set forth in Section 9.9(b).

“Distribution Schedule” has the meaning set forth in Section 2.4(a)(i).

“Employee Plan” means any plan, program, policy, arrangement or contract, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (c) an equity bonus, equity purchase, equity option, restricted equity, equity appreciation right or similar equity-based plan or (d) any other deferred-compensation, retirement, severance, health, welfare, post-employment welfare, retention, change in control, reimbursement, bonus, profit-sharing, incentive, fringe benefit, long- or short-term disability, vacation, sick time or other paid time-off plan, employment agreement, consulting or independent contractor agreement, offer letter, or any other benefit plan, program or arrangement other than any plan, program, policy, arrangement or contract mandated by applicable Laws.

“Employment Agreement” has the meaning set forth in Section 8.1(d).

“Environmental Laws” has the meaning set forth in Section 3.20.

“Enforceability Exceptions” has the meaning set forth in Section 3.4.

“Equity Interest” means, with respect to any Person, (a) any share, unit, capital stock, partnership or membership interest, unit of participation, voting security, debt security or other similar ownership interest in such Person, (b) any equity, debt or other security or interest, directly or indirectly, convertible into or exercisable or exchangeable for any share, unit, capital stock, partnership or membership interest, unit of participation, voting security, debt security or other similar ownership interest in such Person, (c) any option, warrant, purchase right, conversion right, exchange right, profits interest, preemptive right or other Contract that would, directly or indirectly, entitle any other Person to subscribe for or acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including equity appreciation, phantom equity, profit participation or other similar rights) and (d) any equity appreciation right, phantom equity right or other right the value of which is linked to the value of any security or interests referred to in clauses (a) through (c) above.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person, which, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Estimated Balance Sheets” has the meaning set forth in Section 2.6(a).

“Estimated Cash” has the meaning set forth in Section 2.6(a).

“Estimated Indebtedness” has the meaning set forth in Section 2.6(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.6(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.6(a).

“Excluded Agreements” means, collectively, (a) the Reorganization Documents, the Employment Agreements, the Acknowledgements of Termination, the Transitional Services Agreement, the Sublease Agreement, the Advisor I Amendment, the Advisor II Amendment, the Restrictive Covenant Agreements, the Voting Agreements, the Investor Rights Agreement and the Buyer Charter Documents, and (b) any exhibits, annexes or schedules attached to any Excluded Agreement referred to in the foregoing clause (a).

“Excluded Asset” means, collectively, any Excluded Asset (as defined in the PM Contribution Agreement) and any Excluded Asset (as defined in the Advisor Contribution Agreement).

“Excluded Liability” means, collectively, any Excluded Liability (as defined in the PM Contribution Agreement) and any Excluded Liability (as defined in the Advisor Contribution Agreement).

“Final Adjustment Amount” has the meaning set forth in Section 2.6(e).

“Final Purchase Price” has the meaning set forth in Section 2.6(e).

“Financial Statements” has the meaning set forth in Section 3.8(a).

“FLSA” has the meaning set forth in Section 3.23(b).

“Fraud” means with respect to the making of any representation or warranty set forth in this Agreement or in any Ancillary Agreement (other than the Excluded Agreements), or any certificate, schedule or instrument delivered pursuant to this Agreement or any Ancillary Agreement (other than the Excluded Agreements), an act, committed by a Party (including, for clarity, a Person acting on such Party’s behalf), with intent to deceive another Party, or to induce that Party to enter into this Agreement or any Ancillary Agreement (other than the Excluded Agreements) and requires (i) a false representation of fact made in this Agreement or such Ancillary Agreement, certificate, schedule or instrument, (ii) with knowledge or belief of such representation’s falsity, (iii) with an intention to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it, (iv) causing that Party, in justifiable reliance upon such false representation, to take or refrain from taking action, and (v) causing such Party to suffer damage by reason of such reliance.

“Fundamental Representations” means (a) with respect to any Contributed Company, the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Subsidiaries and Investments), Section 3.3(a) (Company Charter Documents), Section 3.4 (Authorization of Agreement), Section 3.5 (Capitalization Matters), Section 3.6 (other than Section 3.6(c)) (No Conflict; Required Filings and Consents), Section 3.15 (Taxes), Section 3.22(a) (Affiliate Transactions) and Section 3.26 (Brokers) of this Agreement or any Ancillary Agreement (other than the Excluded Agreements); (b) with respect to any Contributor Party, the representations and warranties set forth Article IV (other than Section 4.4 (Litigation)) of this Agreement or any Ancillary Agreement (other than the Excluded Agreements); and (c) with respect to Buyer, the representations and warranties set forth in Article V (other than Section 5.4 (Litigation)) of this Agreement or any Ancillary Agreement (other than the Excluded Agreements).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“General Survival Date” has the meaning set forth in Section 9.3(a)(i)(A).

“Governing Documents” means, with respect to any Person (other than an individual), the (a) documents by which such Person establishes its legal existence or which govern its internal organizational affairs and (b) any stockholders’ agreement, operating agreement, partnership agreement, investor rights agreement, voting agreement, proxy or trust, right of first refusal or co-sale agreement, registration rights agreement or any other document, agreement or proxy comparable to those described in the foregoing clause (a) as may be applicable to such Person pursuant to applicable Law or by Contract, together with any amendments, restatements, supplements or other modifications thereto.

“Governmental Authority” means, whether domestic or foreign, any (i) federal, state, provincial, local, municipal or other government, (ii) governmental or quasi-governmental entity of any nature (including any authority, agency, commission, instrumentality, body, branch, department, official or entity and any court or other tribunal) or (iii) body, authority, agency, court, commission, instrumentality or tribunal exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, municipal, governmental or taxing authority or power of any nature, including any self-regulatory organization or arbitral tribunal.

“Health Care Reform Laws” has the meaning set forth in Section 3.19(i).

“Indebtedness” means, with regard to any Person and without duplication, any Liability of such Person arising under or in respect of: (a) indebtedness for borrowed money; (b) any note, bond, indenture, debenture or similar instrument; (c) the deferred purchase price of assets, property, goods or services (excluding trade payables incurred in the ordinary course of business); (d) any capital (but not operating) lease obligation; (e) any Liability of any other Person that is guaranteed, directly or indirectly, as guarantor, surety or otherwise, by such Person or secured by, contingent or otherwise, any Lien on any asset or property (whether real, personal, tangible or intangible) of such Person; (f) any commitment, whether drawn or undrawn, by which such Person assures a creditor against any Liability (including letters of credit and contingent reimbursement obligations with respect to any performance bond, customs bond, surety bond, bankers acceptance, fidelity bond or similar credit transaction or facility); (g) any interest rate, foreign currency exchange, currency swap or similar rate protection or hedging transaction (valued at the termination value thereof); (h) any seller note, deferred purchase price, earn-out or similar payment obligation (such amount to be the maximum amount); (i) the factoring of accounts receivable or off-balance sheet financing; (j) deferred rent; (k) Taxes (not to be an amount less than zero or include any offsets or reductions with respect to Tax refunds or overpayments of Taxes); (l) the purchase, redemption, retirement, defeasance or other acquisition of Equity Interests of such Person; (m) unpaid management, board or similar fees, costs or expenses due to any direct or indirect investor, board member or advisor of such Person or any of their Affiliates; (n)(i) any sale, transaction, success, change-of-control, retention, “stay-around,” transition, termination, severance, phantom equity, deferred compensation, profit sharing, bonus or incentive Contract, plan, arrangement, payment or obligation or other discretionary or compensatory amount, (ii) unfunded or underfunded employee pension benefit plans and any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA and (iii) the employer’s portion of any employment, unemployment, payroll or similar Tax and any amount paid or to be paid to offset or gross-up any Person for any excise Tax or income Tax imposed by any amount set forth in clause (i) or clause (ii); (o) any Cash overdraft; and (p) any accrued interest, prepayment premium or penalty, break fee or other fee, cost or expense arising from or attributable to any of the foregoing, including with respect to the unwinding, prepayment or termination thereof; provided, that, “Indebtedness” shall not include any Transaction Expenses to the extent actually included in the calculation of finally determined Transaction Expenses and resulting in a corresponding decrease to the Final Adjustment Amount.

“Indemnified Taxes” means, without duplication, any and all (a) Taxes (or the non-payment thereof) imposed on any Contributed Company (or any predecessor of any Contributed Company) with respect to any Tax period ending on or prior to the Closing, (b) Taxes of any member of an Affiliated Group of which any Contributed Company (or any predecessor of any Contributed Company or the Business) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any similar Tax Laws), (c) Taxes of any Person imposed on any Contributed Company (or any predecessor of any Contributed Company) as a transferee or successor, by contract, pursuant to any Laws or otherwise, which Taxes relate to transactions or events occurring on or prior to the Closing Date, (d) withholding Taxes with respect to any payments under or contemplated by this Agreement, (e) employment, unemployment, payroll or similar Taxes with respect to any payments under or contemplated by this Agreement and (f) Taxes of any Contributed Company arising (directly or indirectly) as a result of the transactions contemplated by this Agreement; provided, that, “Indemnified Taxes” shall not include any Indebtedness, Transaction Expenses or Current Liabilities to the extent actually included in the final determination thereof and resulting in a corresponding decrease to the Final Adjustment Amount.

“Indemnified Party” means a Buyer Indemnified Party or a Contributor Indemnified Party, as applicable.

“Indemnifying Party” means any Person required by Article IX to indemnify a party seeking indemnification.

“Information Privacy and Security Laws” means any applicable Laws or other legal requirements concerning the use, ownership, maintenance, storage, collection, transfer, processing, controlling, privacy or security of Personal Information.

“Information Systems” computers, networks, software, Technology, workstations, routers, hubs, switches, communication lines, and systems used in connection with the operation of the Business.

“Insider” means each of the following: (a) any Contributor Party; (b) any current director, manager, officer or employee of any Contributor Party or any Contributed Company; or (c) any Affiliate of any Person included in the foregoing clauses (a) or (b) (excluding any equityholder of such Persons).

“Insurance Policies” has the meaning set forth in Section 3.21.

“Intellectual Property Rights” means any and all intellectual property and other proprietary rights, whether registered or unregistered, which may exist under the laws of any jurisdiction, including any and all rights: (a) arising out of, or associated with, copyrightable works and rights associated with works of authorship, including those arising under the Copyright Act of 1976, as amended, and any and all copyrights therefor, including any and all copyright registrations and renewals thereof and applications for registration of copyright therefor; (b) arising out of, or associated with, inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements to inventions, patents, design patents, industrial designs, patent applications and rights granted under the Patent Act of 1952, as amended, together with any reissuances, divisions, continuations, continuations-in-part, revisions, extensions, or reexaminations of any such patent, design or patent application; (c) arising out of, or associated with, trademarks, words, names, symbols, designs or other designation, or a combination of any of the preceding items, used to uniquely identify the origin of goods, a group, a product or a service, or to indicate a form of certification, including logos, trade names, trade dress, trademarks, service marks, and corporate names, and rights granted under the Lanham Act of 1946, as amended, together with all goodwill relating thereto, registrations and renewals thereof and applications for registration therefor; (d) arising out of, or associated with, confidential information or Trade Secrets, including proprietary know-how, technical, marketing or pricing information, research and development, formulas, algorithms, data, customer and supplier lists, and inventions; (e) arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including rights of personality, privacy, and publicity; (f) of attribution and integrity and other moral rights of an author; (g) in internet domain names and websites, including all related internet protocol addresses, together with all goodwill relating thereto and all applications and registrations and renewals therefor; (h) in software (whether in general release or under development) and databases; and (i) to prosecute and perfect any of the foregoing through administrative prosecution, registration, recordation, or other proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse or misappropriation, anywhere in the world.

“Interim Financial Statements” has the meaning set forth in Section 3.8.

“IRCA” has the meaning set forth in Section 3.23(f).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of the Company” “to the Company’s Knowledge,” “known to the Company” or any similar phrase means, the actual or constructive knowledge of Alan Feldman, Thomas Elliott, Michele Weisbaum or, solely with respect to Section 3.15 (Taxes), Steven Saltzman, in each case, assuming each such Person engaged in a reasonable inquiry.

“Latest Balance Sheet” has the meaning set forth in Section 3.8(a).

“Latest Balance Sheet Date” has the meaning set forth in Section 3.8(a).

“Law” means any applicable federal, national, international, provincial, state, local, domestic, foreign or other (including the United States) statute, law (including common law), ordinance, regulation, rule, code, decree, judgment, writ, injunction, order or determination of any kind or other requirement, policy, rule of law, guideline or pronouncement of any Governmental Authority having the effect of law.

“Leased Real Property” has the meaning set forth in Section 3.16(a).

“Leases” has the meaning set forth in Section 3.16(a).

“Liabilities” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, demand, guarantee, endorsement, duty, judgment, cause of action or other loss, cost or expense of any kind, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, whether or not foreseeable, and whether or not due.

“Liens” means any lien, pledge, mortgage, deed of trust, lease, license, security interest, charge, claim, easement, encumbrance, hypothecation, encroachment, restriction, option, proxy, right of first offer or refusal, defect in survey or title or other lien or encumbrance of any kind.

“Malicious Code” means any “back door,” “time bomb,” “trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that disrupt, harm, impede, permit unauthorized access or the unauthorized disablement or erasure of, any Information Systems or Personal Information.

“Material Contract” has the meaning set forth in Section 3.19(b).

“Materiality Qualified Reps” shall mean the representations or warranties subject to a Materiality Qualifier that are read and interpreted without regard to any Materiality Qualifier in accordance with Section 9.5 for purposes of Article IX (Indemnification) of this Agreement.

“Net Working Capital” means (a) Current Assets minus (b) Current Liabilities.

“Non-Released Matters” has the meaning set forth in Section 6.11.

“Occurrence Basis Policies” has the meaning set forth in Section 6.5(a)(i).

“Objection” has the meaning set forth in Section 2.6(d).

“Objection Notice” has the meaning set forth in Section 2.6(c).

“Order” means any judgment, writ, decree, award, compliance agreement, injunction or order (whether judicial, administrative or arbitral) and any determination of any Governmental Authority or arbitrator.

“Oversight Management Deferred Payment” has the meaning set forth in Section 2.5(b).

“Part(ies)” has the meaning set forth in the preamble to this Agreement.

“Permits” means any permits, franchises, grants, authorizations, declarations, orders, licenses, registrations, requirements, easements, variances, exemptions, consents, certificates, approvals, filings and similar rights of any kind obtained, or required to be obtained, by any Contributed Company, whether under applicable Law, by Contract or otherwise.

“Permitted Licensee” has the meaning set forth in Section 6.7(e).

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or Taxes being contested in good faith by any appropriate proceeding and for which adequate reserves have been established in compliance with GAAP and set forth on Schedule 3.15 of the Company Disclosure Schedule; (ii) statutory landlord’s, mechanic’s or other similar Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent and which are set forth on the face of the Latest Balance Sheet, (iii) liens created in connection with capitalized lease obligations, (iv) recorded easements, covenants and other restrictions of record (provided, that no such item described in this clause (iv) impairs the current use, occupancy, value or marketability of title of the property subject thereto), and (v) Permitted Securities Liens.

“Permitted Securities Liens” means Liens to the extent arising under applicable state and federal securities Laws.

“Person” means an individual, entity or organization, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Personal Information” means data or other information relating, directly or indirectly, to an identified or identifiable natural person or household, including any data regulated under applicable Privacy Laws, such as “personally identifying information,” “protected health information,” “personal health information,” “biometric information,” “personal information,” “non-public personal information,” “personal data” and other similar terms as they are used in applicable Privacy Laws, including the California Consumer Privacy Act of 2018 (Cal. Civ. Code § 1798.100, et seq.) and the General Data Protection Regulation (EU Regulation 2016/679) or otherwise subject to the requirements of the Payment Card Industry Data Security Standard and any data or other information associated with any of the foregoing that are or could reasonably be used to develop a profile or record of the activities of a natural Person across multiple websites or online services, to predict or infer the preferences, interests or other characteristics of a natural Person, or to target advertisements or other content to a natural Person.

“PM Contributed Assets” has the meaning assigned to the term “Contributed Assets” in the PM Contribution Agreement.

“PM Contributed Subsidiary” has the meaning set forth in Section 2.7(a)(i).

“PM Contribution” has the meaning set forth in Section 2.7(a)(i).

“PM Contribution Agreement” has the meaning set forth in Section 2.7(a)(i).

“PM Contributor” has the meaning set forth in the preamble of this Agreement.

“PM Holdings” has the meaning set forth in the preamble of this Agreement.

“PM Holdings LLC Agreement” has the meaning set forth in the recitals of this Agreement.

“PM Holdings Securities” has the meaning set forth in the recital of this Agreement.

“Post-Closing Statement” has the meaning set forth in Section 2.6(b).

“Pre-Closing Statement” has the meaning set forth in Section 2.4(a)(ii).

“Preferred Units” has the meaning assigned to such term in the Buyer A&R LP Agreement.

“Pro Rata Portion” means, with respect to each Contributor, the percentage set forth opposite such Contributor’s name in the Distribution Schedule under the heading Pro Rata Portion.

“Process,” “Processes,” or “Processing” means any operation performed upon Personal Information, including the creation, collection, use, storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, access, disposal or disclosure or other activity regarding data.

“Purchase Price” has the meaning set forth in Section 2.2.

“Registered Intellectual Property” means all Intellectual Property Rights, that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority at any time in any jurisdiction.

“Regulation D” has the meaning set forth in Section 4.8(a).

“REIT I” means Resource Real Estate Opportunity REIT, Inc., a Maryland corporation.

“REIT I/II Merger” has the meaning set forth in Section 2.5(a).

“REIT I/II Merger Agreement” has the meaning set forth in Section 2.5(a).

“REIT I/II Merger Contingent Payment” has the meaning set forth in Section 2.5(a).

“REIT II” means Resource Real Estate Opportunity REIT II, Inc., a Maryland corporation.

“REIT III” means Resource Apartment REIT III, Inc., a Maryland corporation.

“REIT Shares” has the meaning assigned to such term in the Buyer A&R LP Agreement.

“Released Claims” has the meaning set forth in Section 6.11.

“Releasee(s)” has the meaning set forth in Section 6.11.

“Reorganization” has the meaning set forth in Section 2.7.

“Reorganization Documents” has the meaning set forth in Section 2.7(b).

“Representatives” means, with respect to any Person, any officers, directors, managers, Affiliates, controlling persons, equityholders, partners, employees, advisors, accountants, consultants, legal counsel, agents, financing sources and other representatives of such Person.

“Resolved Claim” has the meaning set forth in Section 9.10(a).

“Resource America” has the meaning set forth in the preamble of this Agreement.

“Restrictive Covenants Agreements” means, collectively, the Restrictive Covenants Agreements (Key Employee) and the Restrictive Covenants Agreements (Contributor Assignor).

“Restrictive Covenants Agreements (Key Employee)” has the meaning set forth in Section 8.1(f).

“Restrictive Covenants Agreements (Contributor Assignor)” has the meaning set forth in Section 8.1(g).

“Securities Act” means the Securities Act of 1933, as amended.

“Shared Contract” means any (a) Contract to which any Contributor Party or any Affiliate of a Contributor Party (other than a Contributed Company) is a party and which benefits or burdens both (i) the Business and (ii) any other business of any Contributor Party or any Affiliate of a Contributor Party (other than a Contributed Company), including those Contracts set forth in Schedule 3.19(a)(xvii) of the Company Disclosure Schedule or (b) any guaranty of any Liability of any Contributed Company by any Contributor Party or any Affiliate of a Contributor Party (other than a Contributed Company).

“Significant Customers” has the meaning set forth in Section 3.24(a).

“Significant Suppliers” has the meaning set forth in Section 3.24(b).

“Sublease Agreement” has the meaning set forth in Section 8.1(j).

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Target Net Working Capital” means an amount equal to ten thousand dollars ($10,000).

“Tax” means any U.S. federal, state, local or municipal, foreign, provincial or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, escheat or unclaimed property tax, excise tax, ad valorem tax, transfer tax, stamp tax, goods and services harmonization tax, sales tax, use tax, real or personal property tax, business tax, profits tax, environmental tax, capital stock tax, severance tax, occupation tax, windfall profits tax, social security tax, disability tax, withholding tax or payroll tax, or any other Tax of any kind whatsoever and any fee, custom, impost, assessment, obligation, levy, tariff, charge or duty in the nature of a tax (including any fine, penalty, interest or addition to tax), whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of another Person.

“Tax Return” means any return, form, declaration, claim for refund, information return, certificate, bill, document, declaration of estimated Taxes or other information (including any schedule, appendix or attachment thereto) and any amendment thereof, required or permitted to be filed with or supplied to any Governmental Authority in connection with the imposition, determination, assessment or collection of any Tax or the administration, implementation or enforcement of or compliance with any Laws relating to any Tax.

“Technology” means all forms of technology, including any or all of the following: algorithms, APIs, databases, data collections, diagrams, inventions, methods and processes (whether or not patentable), network configurations and architectures, protocols, schematics, specifications, software, techniques, interfaces, URLs, websites, in each case whether or not registered with a Governmental Authority or embodied in any tangible form.

“Third Party Claim” means any Action made or brought by any Person who or that is not a party to this Agreement.

“Third Party Technology” has the meaning set forth in Section 3.18(d).

“Third Party License Agreement” has the meaning set forth in Section 6.7(c).

“Third Party License Term” has the meaning set forth in Section 6.7(c).

“Trade Secret” means any and all information that qualifies as a trade secret under applicable Law.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including those contemplated by the Reorganization Documents.

“Transaction Expenses” means, without duplication, the aggregate amount of: (a) any fees, costs, expenses, disbursements or other amounts payable or reimbursable by any Contributed Company or for which any Contributed Company has any Liability arising from or in connection with the preparation, negotiation, execution or performance of this Agreement or the Ancillary Agreements or the process or consummation of the Transactions (including any marketing, auction or sale process and any discussions or negotiations with any other Person), including any fees, costs, expenses or other amounts in respect of (i) obtaining Company Approvals, (ii) releasing or terminating any Liens (other than Permitted Liens) and (iii) any counsel, advisor, investment banker, expert, consultant, accountant, auditor or other professional of any Contributed Company or any Contributor Party; (b) any Liability of any Contributed Company for any sale, transaction, success, change-of-control, retention, “stay-around,” transition, termination, severance, phantom equity, deferred compensation, profit sharing, bonus or incentive Contract, plan, arrangement, payment or obligation or other discretionary or compensatory amount triggered (in whole or in part and with or without a subsequent event) as a result of or in connection with the Transactions; and (c) the employer’s portion of any employment, unemployment, payroll or similar Tax and any amount paid or to be paid to offset or gross-up any Person for any excise Tax or income Tax for any other Transaction Expense; provided, that, “Transaction Expenses” shall not include any Indebtedness to the extent actually included in the calculation of Estimated Indebtedness or Actual Indebtedness and resulting in a corresponding decrease to the Final Adjustment Amount. For the purposes of clarity, in the event that any of the employees set forth (or required to be set forth) in Schedule 3.23(b) of the Company Disclosure Schedule or any “Scheduled Employees” (as defined in the Transitional Services Agreement) that accept employment with Buyer or Buyer’s Affiliate after the Closing resign on or prior to December 31, 2020, “Transaction Expenses” shall include any accrued vacation pay and sick leave payable to such employee as a result of such resignation. In the event that such resignation occurs after the finalization of the Final Adjustment Amount, each Contributor Party agrees that such amounts shall be payable promptly, by wire transfer of immediately available funds, to the account designated by Buyer.

“Transfer Taxes” has the meaning set forth in Section 7.3.

“Transitional Services Agreement” has the meaning set forth in Section 8.1(h).

“Treasury Regulations” means the regulations (including temporary regulations) of the United States Treasury Department pertaining to the Code.

“TSA Deferred Payment” has the meaning set forth in Section 2.5(c).

“Union” has the meaning set forth in Section 3.12(k).

“WARN Act” has the meaning set forth in Section 3.23(d).

“Working Capital Adjustment Amount” means (a) Estimated Net Working Capital, minus (b) Target Net Working Capital (which may be a positive or negative number). If Estimated Net Working Capital exceeds the Target Net Working Capital, the “Working Capital Adjustment Amount” shall be a positive number, and if Estimated Net Working Capital is less than Target Net Working Capital, the “Working Capital Adjustment Amount” shall be a negative number.

ARTICLE II

PURCHASE AND SALE

2.1 Contribution and Exchange of the Contributed Securities. Upon the terms and subject to the conditions set forth herein and in the Buyer Charter Documents, at the Closing, each Contributor shall contribute, assign, transfer, convey and deliver to Buyer, free and clear of all Liens (other than Permitted Securities Liens), and Buyer shall accept from such Contributor, all of the Contributed Securities owned or held by such Contributor in exchange for the issuance of such Contributor’s Pro Rata Portion of each class of the Buyer Securities, as set forth in the Distribution Schedule.

2.2 Purchase Price. The consideration payable by Buyer for the contribution and exchange of the Contributed Securities (the “Purchase Price”) shall be an amount equal to:

(a) the aggregate value of the Buyer Securities as of the Closing (which the Parties acknowledge and agree is equal to $135,000,000.00);

(b) plus the Adjustment Amount (which may be a positive or negative number (if a positive number, such amount shall increase the Purchase Price, and if a negative number, such amount shall reduce the Purchase Price), which Adjustment Amount shall be paid by wire transfer of immediately available funds on the Closing Date (as defined below));

(c) plus the Deferred Payments to the extent payable in accordance with Section 2.5.

2.3 Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall occur at the offices of Morris, Manning & Martin, LLP, 1600 Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326 concurrent with the execution and delivery of this Agreement and the exchange of the closing deliveries set forth in Article VIII or at such other time or place as the Contributor Representative and Buyer may mutually agree (the date on which the Closing actually occurs, the “Closing Date”).

2.4 Payments and Transactions at Closing.

(a) At least two (2) Business Days prior to the Closing, the Contributors prepared and delivered to Buyer:

(i) a distribution schedule (the “Distribution Schedule”), setting forth, as of the Closing, the Contributors’ calculation of how the Purchase Price (including the Deferred Payments) is to be allocated, directly or indirectly, between each Contributor in accordance with this Agreement. Buyer and Buyer’s Affiliates (including the Contributed Companies from and after the Closing) shall be entitled to rely fully upon the Distribution Schedule for all purposes, including in making any payments to (whether in the form of cash, Equity Interests or otherwise) or exercising any rights of indemnification or recovery from, any Contributor Party pursuant to this Agreement. The Distribution Schedule shall include the following information:

(A) the (1) name of each Contributor Party; (2) address and e-mail address for each Contributor Party; (3) Pro Rata Portion of each Contributor; (4) number of PM Holdings Securities owned or held by PM Contributor as of the Closing; and (5) number of Advisor Holdings Securities owned or held by Advisor Contributor as of the Closing; and

(B) the number of each class of the Buyer Securities that each Contributor shall be entitled to receive at the Closing.

(ii) a closing statement (the “Pre-Closing Statement”), setting forth, as of the Closing, the calculation of each component of the Purchase Price and payment information with respect to each Person receiving payments pursuant to this Section 2.4. Buyer and Buyer’s Affiliates (including the Contributed Companies from and after the Closing) shall be entitled to rely fully upon the Pre-Closing Statement for all purposes, including in making any payments to (whether in the form of cash, Equity Interests or otherwise) any Contributory Party pursuant to this Agreement. The Pre-Closing Statement shall include the following information:

(A) the (1) the Estimated Balance Sheet; (2) the calculations of Estimated Net Working Capital, Estimated Cash, Estimated Indebtedness and Estimated Transaction Expenses; (3) the Working Capital Adjustment Amount; and (4) the calculation of the Purchase Price and the components thereof (including the Adjustment Amount) based on such estimated calculations; and

(B) the (1) name of each Person receiving payments pursuant to this Section 2.4 and (2) each such payee’s wire information.

(b) At the Closing, Buyer shall make, or cause to be made, on behalf of the Contributed Companies, to the Persons’ account(s) and in the amounts specified in the Pre-Closing Statement, the aggregate amount of all Estimated Transaction Expenses, in accordance with the payment instructions set forth in the Pre-Closing Statement;

(c) At the Closing, Buyer shall issue to each Contributor such Contributor’s Pro Rata Portion of each class of the Buyer Securities as set forth for such Contributor in the Distribution Schedule in accordance with this Agreement and the Buyer Charter Documents; and

(d) At the Closing, (i) if the Adjustment Amount is a positive number, Buyer shall issue to each Contributor such Contributor’s Pro Rata Portion of the Adjustment Amount by wire transfer of immediately available funds; and (ii) if the Adjustment Amount is a negative number, each Contributor shall issue to Buyer its Pro Rata Portion of the Adjustment Amount by wire transfer of immediately available funds.

2.5 Deferred Payments.

(a) Subject to Buyer’s rights of reservation, holdback and setoff set forth in Article IX (including Section 9.10), after the Closing, in the event REIT I and REIT II enter into a legally-binding definitive agreement (the “REIT I/II Merger Agreement”) with respect to the merger of REIT I with REIT II (the “REIT I/II Merger”), then, on or prior to the earlier of (i) the consummation of the REIT I/II Merger in accordance with the REIT I/II Merger Agreement and (ii) the date that is nine (9) months following the effective date of the REIT/II Merger Agreement, Buyer shall pay to the Contributor Representative (on behalf of and for further distribution to the Contributors in accordance with their Pro Rata Portion), an amount in cash equal to $7,500,000 (the “REIT I/II Merger Contingent Payment”), by wire transfer of immediately available funds to the account designated by the Contributor Representative.

(b) Subject to Buyer’s rights of reservation, holdback and setoff set forth in Article IX (including Section 9.10), after the Closing, for a period of six (6) months, on or prior to the first (1st) Business Day of each month following the Closing Date, Buyer shall pay to the Contributor Representative (on behalf of and for further distribution to the Contributors in accordance with their Pro Rata Portion) six (6) equal payments of, an amount in cash equal to $2,000,000, totaling $12,000,000 in the aggregate (each, an “Oversight Management Deferred Payment”), by wire transfer of immediately available funds to the account designated by the Contributor Representative.

(c) Subject to Buyer’s rights of reservation, holdback and setoff set forth in Article IX (including Section 9.10), after the Closing, for a period of twelve (12) months, on or prior to the first (1st) Business Day of each month following the Closing Date, Buyer shall pay to the Contributor Representative (on behalf of and for further distribution to the Contributors in accordance with their Pro Rata Portion) twelve (12) equal payments of, an amount in cash equal to $625,000, totaling $7,500,000 in the aggregate (each, an “TSA Deferred Payment”), by wire transfer of immediately available funds to the account designated by the Contributor Representative.

(d) Notwithstanding anything to the contrary contained in this Agreement, no interest shall accrue or be due and owing to any Contributor Party in any respect of or in connection with any Deferred Payment, including Buyer’s rights of reservation, holdback and setoff set forth in Article IX (including Section 9.10).

2.6 Pre-Closing and Post-Closing Adjustment. The Adjustment Amount shall be adjusted upward or downward, on a dollar-for-dollar basis, as set forth below:

(a) At least two (2) Business Days prior to the Closing, the Contributors delivered to Buyer the Pre-Closing Statement providing (i) unaudited consolidated balance sheets of (A) PM Holdings and the PM Contributed Subsidiaries and (B) Advisor Holdings and the Advisor Contributed Subsidiaries, in each case, as of the Calculation Time, prepared in accordance with GAAP and without giving effect to the Transactions (collectively, the “Estimated Balance Sheet”), (ii) the Contributors’ good faith estimate, based on the Estimated Balance Sheet and in accordance with GAAP, of each of the following: (1) Net Working Capital as of the Calculation Time (“Estimated Net Working Capital”), (2) Cash as of the Calculation Time (“Estimated Cash”), (3) Indebtedness of the Contributed Companies as of the Calculation Time (“Estimated Indebtedness”) and (4) unpaid Transaction Expenses (“Estimated Transaction Expenses”) and (iii) the calculation of the Purchase Price and the components thereof (including the Adjustment Amount) based thereon. To the extent that (y) Estimated Net Working Capital exceeds the Target Net Working Capital, the Adjustment Amount shall be increased by the amount by which the Estimated Net Working Capital, exceeds the Target Net Working Capital or (z) the Estimated Net Working Capital, is less than the Target Net Working Capital, the Adjustment Amount shall be decreased by the amount by which Estimated Net Working Capital is less than Target Net Working Capital.

(b) On or prior to the day that is ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Contributor a certificate (the “Post-Closing Statement”) providing (i) unaudited consolidated balance sheets of (A) PM Holdings and its Subsidiaries and (B) Advisor Holdings and its Subsidiaries, in each case, as of the Calculation Time, prepared in accordance with GAAP and without giving effect to the Transactions (the “Actual Closing Balance Sheets”), (ii) Buyer’s calculation, based on the Actual Closing Balance Sheets and in accordance with GAAP, of each of the following: (1) Net Working Capital as of the Calculation Time (“Actual Net Working Capital”), (2) Cash as of the Calculation Time (“Actual Cash”), (3) Indebtedness of the Contributed Companies as of the Calculation Time (“Actual Indebtedness”) and (4) any unpaid Transaction Expenses (“Actual Transaction Expenses”), (iii) the amount, if any, by which the Adjustment Amount, calculated by replacing Estimated Net Working Capital, Estimated Cash, Estimated Indebtedness and Estimated Transaction Expenses with, respectively, Actual Net Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses, is less than or greater than the calculation of Adjustment Amount at the Closing and (iv) the calculation of the Purchase Price and the components thereof (including the Adjustment Amount) based thereon. Each Contributor Party shall use commercially reasonable efforts to cooperate in the preparation of the Post-Closing Statement, as reasonably requested by Buyer.

(c) On or prior to the day that is thirty (30) days following Buyer’s delivery of the Post-Closing Statement, the Contributor Representative may deliver a written notice to Buyer (an “Objection Notice”) stating in reasonable detail the Contributor Parties’ objections to and alternative calculations of Actual Net Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses and the resulting Adjustment Amount. If the Contributor Representative does not timely deliver an Objection Notice within such thirty (30) day period, the Post-Closing Statement, including any amounts, determinations and calculations contained therein shall be conclusive and binding upon Buyer and the Contributor Parties and constitute the final determination of Actual Net Working Capital, Actual Cash, Actual Indebtedness, Actual Transaction Expenses and Adjustment Amount for purposes of this Section 2.6. Any amount, determination or calculation contained in a timely-delivered Post-Closing Statement and not specifically disputed in a timely delivered Objection Notice shall be deemed final, binding and conclusive upon Buyer and the Contributor Parties.

(d) If an Objection Notice is timely delivered by the Contributor Representative, Buyer and the Contributor Representative shall negotiate in good faith to resolve each dispute raised therein (each, an “Objection”, and any Objections actually resolved by mutual agreement of Buyer and the Contributor Representative, the “Agreed Adjustments”) for a period of thirty (30) days following Buyer’s receipt of such Objection Notice. Notwithstanding such good faith efforts, in the event that Buyer and the Contributor Representative fail to agree on any of the Contributor Representative’s proposed adjustments set forth in the Objection Notice within such thirty (30) day period, Buyer and the Contributor Representative (on behalf of the Contributor Parties) shall jointly engage Grant Thornton LLP or such other accounting firm as may be agreed to by Buyer and the Contributor Representative (the “Accounting Firm”) and use commercially reasonable efforts to cause the Accounting Firm to resolve any Objections still in dispute (acting as an expert and not an arbitrator) in accordance with the terms of this Agreement as soon as practicable (but in any event within thirty (30) days after the engagement of the Accounting Firm). Buyer and the Contributor Representative shall provide the Accounting Firm with their respective determinations of Actual Net Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses, as well as all supporting documentation reasonably required by the Accounting Firm. The Accounting Firm shall render a written decision as to each Objection specifically disputed in a timely delivered Objection Notice (which did not subsequently become an Agreed Adjustment), including a statement in reasonable detail of the basis for its decision. In calculating any such Objections still in dispute, the Accounting Firm shall only address the Objections specifically disputed in a timely delivered Objection Notice (which did not subsequently become an Agreed Adjustment), and the Accounting Firm may not assign a value greater than the greatest value for any such item assigned by Buyer, on the one hand, or the Contributor Representative, on the other hand, or less than the lowest value for any such item assigned by Buyer, on the one hand, or the Contributor Representative, on the other hand. All Objections that are resolved between Buyer and the Contributor Representative or are determined by the Accounting Firm shall be final, conclusive and binding on the Parties and each of their Affiliates, successors and assigns, absent manifest error. The fees and expenses of the Accounting Firm shall be allocated between Buyer and the Contributor Representative (on behalf of the Contributor Parties) so that the Contributor Representative shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of issues in dispute submitted to the Accounting Firm that are resolved in a manner further from the position submitted to the Accounting Firm by the Contributor Representative and closer to the position submitted to the Accounting Firm by Buyer (as finally determined by the Accounting Firm), and the denominator of which is the total dollar value of the issues in dispute so submitted, and Buyer shall be responsible for the remainder of such fees and expenses. For example, if the Contributor Representative challenges the calculation of the Final Purchase Price by an amount of $100,000, but the Accounting Firm determines that the Contributor Representative has a valid claim for only $60,000, then Contributor Representative (on behalf of the Contributor Parties) shall be responsible for 40% of such fees and expenses and Buyer shall be responsible for the remaining 60% of such fees and expenses.

(e) The Post-Closing Statement (including the calculation of the Final Adjustment Amount) shall be deemed final for the purposes of this Section 2.6 upon the earlier of (i) the failure of the Contributor Representative to issue an Objection Notice to Buyer within thirty (30) days of the Contributor Representative’s receipt thereof, (ii) the resolution of all Objections pursuant to Section 2.6(d) by Buyer and the Contributor Representative (i.e., as Agreed Adjustments) and (iii) the resolution of all Objections still in dispute pursuant to Section 2.6(d) by the Accounting Firm (which, absent manifest error, shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover). Following the final determination of the Actual Net Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses, the Adjustment Amount shall be recalculated by replacing Estimated Net Working Capital, Estimated Cash, Estimated Indebtedness and Estimated Transaction Expenses with, respectively, Actual Net Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses, in each case as finally determined in accordance with this Section 2.6 (the “Final Adjustment Amount”), and the Purchase Price shall be recalculated by replacing the Adjustment Amount with the Final Adjustment Amount (the “Final Purchase Price”).

(f) Upon the final determination of the Final Adjustment Amount:

(i) If the Final Adjustment Amount exceeds the Adjustment Amount calculated at the Closing, then Buyer shall pay an amount in cash by wire transfer of immediately available funds equal to such excess to the Contributors in accordance with their Pro Rata Portion within five (5) Business Days after the date on which the Final Adjustment Amount is finally determined.

(ii) If the Final Adjustment Amount is less than the Adjustment Amount calculated at the Closing (the amount, if any, by which the Adjustment Amount calculated at the Closing is greater than the Final Adjustment Amount shall be referred to as, the “Adjustment Shortfall”), then the Contributor Parties, jointly and severally, shall pay, or cause to be paid, an amount equal to such Adjustment Shortfall to Buyer by wire transfer of immediately available funds within five (5) Business Days after the date on which the Final Adjustment Amount is finally determined.

(iii) If the Final Adjustment Amount equals the Adjustment Amount calculated at the Closing, there shall be no further adjustment to the Purchase Price.

2.7 Reorganization.

(a) Immediately prior to the Closing, the Contributor Parties effected, or caused to be effected, a reorganization (the “Reorganization”) consistent with the following (including with respect to the order and timing of each step of the Reorganization and the applicable Tax treatment):

(i) PM Contributor (A) formed PM Holdings as a new, wholly-owned Subsidiary, (B) entered into that certain Contribution Agreement, dated as of September 8, 2020, by and among Contributor Assignors and PM Holdings attached hereto as Exhibit D (as amended, restated, supplemented or otherwise modified from time to time, including any exhibits, annexes or schedules thereto, collectively, the “PM Contribution Agreement” and the transactions contemplated thereby, the “PM Contribution”), pursuant to which, in exchange for the issuance of the membership interest in PM Holdings to PM Contributor, Contributor Assignors contributed all of the PM Contributed Assets to PM Holdings, including all of the outstanding Equity Interests of each of the following: (1) Resource Real Estate Opportunity Manager, LLC; (2) Resource Real Estate Opportunity Manager II, LLC; and (3) Resource Apartment Manager III, LLC (each Subsidiary of PM Holdings, including those set forth in the foregoing clause (1) through clause (3), a “PM Contributed Subsidiary”) and (C) entered into the PM Holdings LLC Agreement.

(ii) Immediately following the consummation of the PM Contribution, PM Holdings amended and restated the limited liability company agreement of each PM Contributed Subsidiary, in substantially the form attached hereto as Exhibit E (as amended, restated, supplemented or otherwise modified from time to time, each an “A&R PM Contributed Subsidiary LLC Agreement”).

(iii) Advisor Contributor (A) formed Advisor Holdings as a new, wholly-owned Subsidiary and (B) entered into that certain Contribution Agreement, dated as of September 8, 2020, by and among Contributor Assignors and Advisor Holdings attached hereto as Exhibit F (as amended, restated, supplemented or otherwise modified from time to time, including any exhibits, annexes or schedules thereto, collectively, the “Advisor Contribution Agreement” and the transactions contemplated thereby, the “Advisor Contribution”), pursuant to which, in exchange for the issuance of the membership interest in Advisor Holdings to Advisor Contributor, Contributor Assignors contributed all of the Advisor Contributed Assets to Advisor Holdings, including all of the outstanding Equity Interests of each of the following: (1) Resource Real Estate Opportunity Advisor, LLC; (2) Resource Real Estate Opportunity Advisor II, LLC; and (3) Resource REIT Advisor, LLC (each Subsidiary of Advisor Holdings, including those set forth in the foregoing clause (1) through clause (3), an “Advisor Contributed Subsidiary”) and (C) entered into the Advisor Holdings LLC Agreement.

(iv) Immediately following the consummation of the Advisor Contribution, Advisor Holdings amended and restated the limited liability company agreement of each Advisor Contributed Subsidiary, in substantially the form attached hereto as Exhibit G (as amended, restated, supplemented or otherwise modified from time to time, each an “A&R Advisor Contributed Subsidiary LLC Agreement”).

(b) The Contributor Parties provided to Buyer drafts of any Contracts, agreements, certificates, instruments, schedules or other documentation (other than ministerial formation documents) effectuating the Reorganization, including the PM Contribution Agreement, Advisor Contribution Agreement, PM Holdings LLC Agreement, Advisor Holdings LLC Agreement, the A&R PM Contributed Subsidiary LLC Agreements and the A&R Advisor Contributed Subsidiary LLC Agreements (collectively, the “Reorganization Documents”) for Buyer’s review and approval prior to the execution and finalization thereof, as well as final, executed copies of the Reorganization Documents no later than immediately prior to the Closing.

2.8 Withholding. Notwithstanding anything in this Agreement to the contrary, each Party (and each Person acting on behalf of a Party) shall be entitled to deduct and withhold from amounts otherwise payable in connection with the Transactions such Taxes as are required to be deducted and withheld with respect to the making of such payment under the Code or applicable Laws. Such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTED HOLDING COMPANIES

Except as set forth on the applicable section or subsection in the disclosure schedule delivered by the Contributed Holding Companies and the Contributors to Buyer, dated as of the date of this Agreement (the “Company Disclosure Schedule”), each Contributed Holding Company, jointly and severally, hereby represents and warrants to Buyer that the statements contained in this Article III (Representations and Warranties of the Contributed Holding Companies) are true and correct as of the Closing. For the avoidance of doubt, the joint and several indemnification obligations of each Contributor Party under Article IX shall extend to any indemnifiable Losses resulting from, relating to or arising out of the representations and warranties of any Contributed Holding Company pursuant to this Article III, subject to the limitations provided in Article IX.

3.1 Organization and Qualification.

(a) Each Contributed Company (i) is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has the requisite limited liability company or other organizational power and authority necessary to own, lease, use and operate its properties and assets and to carry on the business conducted by it and (iii) is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership, use, leasing or operation of its properties and assets makes such qualification or license necessary (such jurisdictions, the “Foreign Qualifications”), except where the failure to be so qualified or licensed or in good standing would not have a Company Material Adverse Effect.

(b) Each Contributed Holding Company: (i) has been (currently and any time in the past) a holding company; (ii) has never engaged in or facilitated (currently or at any time in the past), directly or indirectly, any business activity; (iii) has never owned, leased or used (currently or at any time in the past) any assets or properties of any type or kind (other than a Contributed Holding Company’s direct ownership of the Contributed Subsidiaries); (iv) has never (currently or at any time in the past) held, entered into or become subject to or bound by (or committed to the foregoing) (A) any Contracts or Permits (other than this Agreement and any Ancillary Agreement to which it is a party and Governing Documents incident to a Contributed Holding Company’s formation) or (B) any Contracts or Permits assigned to it at Closing; or (v) has never (currently or at any time in the past) suffered, sustained, guaranteed, assumed or otherwise incurred, in whole or in part, any Liabilities (other than Liabilities under Governing Documents incident to a Contributed Holding Company’s formation, this Agreement and any Ancillary Agreement to which it is a party).

3.2 Subsidiaries and Investments.

(a) Schedule 3.2(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the following: (i) for each Contributed Company, such entity’s (A) name, jurisdiction of organization and registration number, (B) directors, officers and managers (however designated) and (C) Foreign Qualifications, if any; and (ii) further, for each Contributed Subsidiary, such Contributed Subsidiary’s (1) authorized units, membership interests or other Equity Interests, (2) number of each class or type of issued and outstanding units, membership interests or other Equity Interests and (3) current record and beneficial owners of such units, membership interests or other Equity Interests.

(b) Except as set forth on Schedule 3.2(b) of the Company Disclosure Schedule, no Contributed Company (currently or at any time since September 8, 2016) owns or controls or has any rights to acquire (currently or at any time since September 8, 2016), directly or indirectly, any Equity Interests of any Person (other than each Contributed Holding Company’s direct ownership of the Contributed Subsidiaries). No Contributed Company is (currently or any time since September 8, 2016): (i) party to or otherwise bound by any Contract, arrangement or commitment of any type or kind relating to the issuance, acquisition or sale of any Equity Interests of any Person; (ii) a participant in any joint venture, partnership or similar arrangement; or (iii) obligated to, directly or indirectly, make any future investment in or capital contribution or similar advance to any Person. Except to the extent resulting in a corresponding decrease to accounts receivable in the Estimated Balance Sheet, no Cash has been paid or distributed since the Calculation Time.

3.3 Company Charter Documents.

(a) Complete and correct copies of the Governing Documents of each Contributed Company, as amended or restated as of the Closing (collectively, the “Company Charter Documents”) have been made available to Buyer. No Contributed Company is (currently or at any time since September 8, 2016) in violation of or default under any material provision of such entity’s Company Charter Documents.

(b) Without limiting the foregoing, the Contributors have made available complete and correct copies of any Contracts, documents or agreements identified in the Company Disclosure Schedule and each of the following: (i) copies of the minute books containing records of all proceedings, consents, actions and meetings of any board(s) of directors, partners or managers, any committee(s) of such board(s) and equityholders of any Contributed Company; (ii) copies of the ledgers, journals and other records of each Contributed Company reflecting all grants, issuances, redemptions or transfers of Equity Interests of each Contributed Company; and (iii) any material Permits applied for or issued by any Governmental Authority with respect to any Contributed Company or any Equity Interests of any Contributed Company.

3.4 Authorization of Agreement. Each Contributed Holding Company has all requisite limited liability company power and authority to enter into, execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements by each Contributed Company and the consummation by each Contributed Company of the Transactions have been duly authorized by all necessary action on their respective parts, and no other limited liability company or other organizational action or proceeding on the part of any Contributed Company is necessary to authorize or approve the execution, delivery or performance of this Agreement, the Ancillary Agreements or the consummation of the Transactions. This Agreement has been duly executed and delivered by each Contributed Holding Company and each Ancillary Agreement to which any Contributed Company is a party shall be duly executed and delivered by such Contributed Company as of the Closing and, assuming the due authorization, execution and delivery hereof by Buyer, constitutes the legal, valid and binding obligation of the applicable Contributed Company, enforceable against such Contributed Company in accordance with its terms, except to the extent such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (the “Enforceability Exceptions”).

3.5 Capitalization Matters.

(a) (i) PM Contributor owns and holds, beneficially and of record, one hundred percent (100%) of the outstanding PM Holdings Securities as set forth opposite PM Contributor’s name on Annex I under the heading PM Holdings Securities and (ii) Advisor Contributor (A) owns and holds, beneficially and of record, one hundred percent (100%) of the outstanding Advisor Holdings Securities as set forth opposite Advisor Contributor’s name on Annex I under the heading Advisor Holdings Securities and (iii) each Contributor has sole and exclusive right, title and interest in, and good, valid and marketable title to, such Contributed Securities, free and clear of any Liens (other than Permitted Securities Liens). All of the Contributed Securities have been duly authorized and validly issued and are fully paid and non-assessable.

(b) Except as set forth on Schedule 3.5(b) of the Company Disclosure Schedule, (i) the PM Holdings Securities set forth opposite PM Contributor’s name on Annex I under the heading PM Holdings Securities and (ii) the Advisor Holdings Securities set forth opposite Advisor Contributor’s name on Annex I under the heading Advisor Holdings Securities (A) constitute all of the authorized, issued or outstanding Equity Interests of any Contributed Holding Company (including securities convertible into or exercisable or exchangeable for Equity Interests of any Contributed Holding Company) and (B) are not

subject to any Contracts or other rights or obligations of any kind that would entitle or require any Contributor or any other Person (contingent or otherwise), to issue, transfer, sell, repurchase, retire, redeem or otherwise acquire or dispose of, directly or indirectly, any Contributed Securities. Upon the consummation of the Transactions, each Contributor shall contribute and transfer to Buyer good, valid and marketable title to the Contributed Securities, free and clear of any Liens (other than Permitted Securities Liens).

(c) There are no authorized, issued or outstanding options, warrants, incentive units, phantom stock, put rights, call rights, commitments, Liabilities, Contracts or other rights or obligations of any kind, whether written or oral with respect to the issuance, transfer, sale, repurchase, retirement, redemption or otherwise acquisition or disposition of, directly or indirectly, of any Equity Interests of any Contributed Company. There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or other similar rights or obligations of any kind, with respect to any Contributed Company. There are no registration rights, voting trusts, proxies, rights plans or any other Contracts to which any Contributed Company or other Person is a party or by which any of them are subject with respect to any Equity Interests of any Contributed Company. No current or former, direct or indirect, holder of any Equity Interests of any Contributed Company has any pending, or to the Company’s Knowledge, threatened, Action against any Contributor Party or any Contributed Company that remains unresolved or to which any Contributor Party or any Contributed Company has or may have any material Liability.

3.6 No Conflict; Required Filings and Consents. Except as set forth on Schedule 3.6 of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement or any Ancillary Agreement by any Contributed Company or Contributor Party nor the consummation of the Transactions by any Contributed Company or Contributor Party will (a) conflict with or violate any provision of the Company Charter Documents, (b) conflict with or violate any Law by which any Contributed Company or Contributor Party or any of their assets or properties is bound or subject, (c) conflict with or violate, constitute a default under (or an event that with or without notice, lapse of time or both could conflict with or violate or constitute a default under), require any consent, license, permit, approval, waiver, authorization, order, filing, registration, declaration or notice under or in connection with, result in or trigger any right of termination, modification, acceleration or cancellation of, or require any payment or performance obligation, pursuant to, any Contract, Permit, franchise or other instrument or obligation to which any Contributed Company or Contributor Party is a party or by which any of them or any of their assets or properties is bound or subject, (d) other than as explicitly set forth in this Agreement, the PM Contribution Agreement, the Advisor Contribution Agreement or the Transitional Services Agreement, result in or trigger any grant, license or assignment to any Person of any interest in or to or the modification or loss of any rights with respect to, any Company Intellectual Property or any Intellectual Property Rights owned by or licensed to Buyer, any Contributed Company or any of their Affiliates, (e) result in or give rise to Buyer, any Contributed Company or any of their Affiliates being (i) bound by or subject to any noncompete or licensing obligation, covenant not to sue, or other restriction on or modification of the current or contemplated operation or scope of any of their respective businesses or (ii) obligated to (A) pay any royalty, honoraria, fee, expense or other payment to any Person in excess of those due or payable prior to Closing, or (B) provide or offer any discount to, or other reduction in the payment or performance obligations of, any Person in excess of those provided to that Person prior to Closing, (f) result in the creation or imposition of any Lien on any of the properties or assets of any Contributed Company or Contributor Party or (g) require any Contributed Company or Contributor Party or any of their Affiliates to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing, registration or declaration with or provide notice to, any Governmental Authority or other Person, except with respect to clause (b), as would not, or would not reasonably be expected to, individually or in the aggregate, be material to the Business.

3.7 Permits; Compliance with Laws.

(a) Each Contributed Company is (currently and at any time since September 8, 2016) in possession of all Permits necessary to own, lease, maintain, use and operate its properties and assets and to carry on its business, including the Business (the “Company Permits”). A true and complete list of the material Company Permits are set forth on Schedule 3.7(a) of the Company Disclosure Schedule. There is no Action pending or, to the Knowledge of the Company, threatened that has resulted in or with or without notice or lapse of time or both would reasonably be expected to result in, the revocation, suspension, modification, non-renewal, impairment, restriction, termination or cancellation of, or order of forfeiture or material fine with respect to, any Company Permit. Each Contributed Company has complied with each Company Permit, in all material respects, and no Contributed Company has received any notice or other communication from any Person regarding any actual or alleged violation of, or failure to comply with, any Company Permit.

(b) Each Contributed Company is (currently and at any time since September 8, 2016) in compliance in all material respects with each Law applicable to such Contributed Company and its business, assets and properties. No Contributed Company has received any notice or other communication, from any Person regarding any actual or alleged violation of, or failure to comply with, any applicable Law. No Contributed Company is subject to any adverse Action or other compliance or enforcement Action by any Governmental Authority.

(c) No Contributed Company has (currently or at any time since September 8, 2016) certified, represented, designated or otherwise indicated to any Person, that it is a woman- or minority-owned business, small business or any other designation that would entitle such entity to any preference or a favored status or benefits.

3.8 Financial Statements.

(a) Schedule 3.8(a) of the Company Disclosure Schedule sets forth complete and accurate copies of the following: (i)(A) unaudited consolidated balance sheets of each of (1) the PM Contributed Subsidiaries as of December 31, 2019 and (2) the Advisor Contributed Subsidiaries as of December 31, 2018 and December 31, 2019; and (B) the related unaudited consolidated statements of income of (y) the PM Contributed Subsidiaries for the six (6) month period ended as of December 31, 2019; and (z) the Advisor Contributed Subsidiaries for the twelve (12) month period ended as of as of December 31, 2018 and December 31, 2019 (including, in each case, any notes or supplementary information thereto) (clause (i), collectively, the “Annual Financial Statements”) and (ii)(A) unaudited consolidated balance sheets of each of (1) the PM Contributed Subsidiaries and (2) the Advisor Contributed Subsidiaries (collectively, the “Latest Balance Sheet”) as of June 30, 2020 (the “Latest Balance Sheet Date”) and (B) the related unaudited consolidated statements of income of each of the PM Contributed Subsidiaries and the Advisor Contributed Subsidiaries for the six (6) month period ended as of the Latest Balance Sheet Date (clause (ii), collectively, the “Interim Financial Statements,” and together with the Annual Financial Statements, the “Financial Statements”).

(b) All of the Financial Statements (including the notes or other information thereto) (i) are accurate and complete, in all material respects, (ii) are based upon and consistent with the books and records of the Contributed Companies and the Business (which books and records are, in turn, accurate and complete and have been maintained in accordance with sound business practices), (iii) have been prepared in accordance with GAAP, applied by or on behalf of the Contributed Companies in good faith and on a consistent basis throughout the periods covered thereby (provided, that the Latest Balance Sheet is subject to immaterial and recurring year-end adjustments and the absence of notes) and (iv) fairly present, in all material respects, the financial condition and results of operation of the Contributed Companies and the Business as of the dates therein indicated and for the periods therein specified.

(c) The revenue recognition policies and methodologies of the Contributed Companies and the Business have been consistently applied in the Financial Statements in accordance with GAAP for the periods therein specified. The Contributed Companies have maintained a standard system of accounting (established and administered in accordance with GAAP) and internal accounting controls sufficient to provide reasonable assurances that transactions, receipts and expenditures of the Contributed Companies are (i) executed and made only in accordance with appropriate policies, procedures and authorizations of management and the Company Charter Documents and (ii) recorded as necessary to permit preparation of financial statements in accordance with GAAP. There are no material significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are, or would reasonably be expected to, adversely affect any Contributed Company’s ability to record, process, summarize or report financial information. To the Company’s Knowledge, there is no fraud, whether or not material, that involves management or other employees of any Contributed Company, Contributor Party or any of their Affiliates who have a material role in the internal controls, oversight or management of any Contributed Company with respect to financial reporting.

(d) No Contributed Company has (currently or at any time since January 1, 2018) maintained any off-the-book accounts or entered into any transactions for any off balance sheet activity. No financial statements of any Person are required by GAAP to be included in any Financial Statement (other than the Persons included in such Financial Statement).

3.9 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.9 of the Company Disclosure Schedule, no Contributed Company has any material Liabilities, other than: (a) Liabilities which are adequately reflected or reserved against on the face of the Latest Balance Sheet; (b) Liabilities incurred in the ordinary course of business since the Latest Balance Sheet Date (none of which (i) are material in nature or amount, individually or in the aggregate, or (ii) are a Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, environmental matter, claim or lawsuit); and (iii) Estimated Transaction Expenses.

3.10 Bank Accounts; Indebtedness.

(a) Schedule 3.10(a) of the Company Disclosure Schedule accurately lists each item of Indebtedness of any Contributed Company, including the Contract governing such Indebtedness, if any.

(b) Schedule 3.10(b) of the Company Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations, brokerage firms and other financial institutions at which any Contributed Company or Affiliate of any Contributed Company in respect of the Business maintains accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

(c) As of the Closing, except for the amounts included in the calculation of Estimated Transaction Expenses, there are no outstanding Transaction Expenses with respect to any Contributed Company.

3.11 Accounts Receivable. All of the accounts receivable reflected on the Latest Balance Sheet or included in the calculation of Estimated Net Working Capital are valid and bona fide receivables representing obligations for the total dollar amount thereof shown on the books and records of the Contributed Companies (and in the calculation of Estimated Net Working Capital), all of which are fully-collectible, arose from transactions entered into in the ordinary course of business and in a manner consistent with the normal credit practices of the Contributed Companies and are not subject to claim of set-off or other defense or counter-claim (other than as specifically disclosed in the Latest Balance Sheet and the Estimated Balance Sheet), subject to an adequate reserve for bad debts shown on the Latest Balance Sheet and the Estimated Balance Sheet. No Person has any Lien (other than a Permitted Lien) on such receivables or any part thereof, and no agreement for deduction, free services or goods, discount or other deferred price or quantity adjustment shall have been made with respect to any such receivables.

3.12 Absence of Certain Changes or Events. Except as set forth on Schedule 3.12 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, since January 1, 2020 (i) the Contributed Companies have conducted the Business in the ordinary course of business, (ii) no Event has occurred or exists which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) no Contributed Company has:

(a) made any change in or amendment to any Company Charter Documents;

(b) (i) issued, transferred, granted or sold, or authorized for issuance, sale, transfer or grant to any Person any Equity Interests, any right to receive a payment based on the price or value of any Equity Interests or any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for Equity Interests, or (ii) entered into any arrangement or Contract with respect to the issuance or sale of, any shares of any Equity Interests;

(c) split, combined, redeemed or reclassified, or purchased or otherwise acquired, any Equity Interests;

(d) declared, set aside or paid any dividend or distributed cash or other property to any Person with respect to any Equity Interests, redeemed or otherwise acquired any Equity Interests or warrants, options or other rights to acquire any Equity Interests, or made any other payments to any Person (other than compensatory payments made in the ordinary course of business to employees of any Contributed Company under an Employee Plan);

(e) (i) acquired, agreed to acquire (whether by merger or consolidation, the purchase of an equity interest or a material portion of the assets) or otherwise paid for the option to acquire any Equity Interests or material portion of the assets or property of any Person, (ii) made capital contributions to, or investments in, any Person, or (iii) merged or consolidated with any Person or adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other equity reorganization;

(f) sold, assigned, licensed or otherwise transferred any of its assets (including Intellectual Property Rights);

(g) accelerated, terminated or materially modified (except with respect to renewals of customer Contracts in the ordinary course of business) any Contract (or series of related Contracts) to which any Contributed Company is a party or by which any Contributed Company is subject or otherwise bound either involving more than 25,000 or outside the ordinary course of business;

(h) suffered or imposed any Lien (except Permitted Liens) upon any of its assets or properties (including any Company Intellectual Property);

(i) settled or compromised any Action, right or claim (or series of related Actions, rights or claims) involving more than $25,000 or imposing any injunctive or other non-monetary relief;

(j) experienced any material damage or loss (whether or not covered by insurance) to any of its assets or properties;

(k) entered into, renewed, renegotiated, materially modified the terms of or terminated any employment agreement with any employee whose annual salary or wages exceeds $50,000 (whether prior to or after the effectiveness of such agreement as renewed, renegotiated or modified), collective bargaining agreement or any agreement with a union, works council or labor organization (collectively, “Union”);

(l) has (i) failed to pay and discharge current liabilities in the ordinary course of business (except where disputed in good faith by appropriate proceedings), (ii) accelerated or delayed the collection of accounts receivable in advance of or beyond the dates when the same would have been collected in the ordinary course of business or (iii) offered any customer a discount or other inducement to accelerate billings and collections, other than discounts offered in the ordinary course of business;

(m) recorded any sales revenues pursuant to transactions in which the purchaser of such products has the right to return such products or services, including software-as-a-service, at a future date or has the right to elect early termination of such services and receive a refund of service fees paid, as applicable (other than pursuant to the terms and conditions of any Contributed Company’s warranty terms or service level agreements entered into in the ordinary course of business);

(n) except in the ordinary course of business, (i) made any change in terms of distribution of products or services, (ii) made any change to its pricing, discount, allowance or return policies, (iii) granted any pricing, discount, allowance or return terms for any customer or vendor, including by modifying the manner in which it licenses or otherwise distributes its products, including making any material change in the proportion of fully paid-up and subscription-based licenses granted to customers, or (iv) decreased the amount of any subscription and support renewal fees due, directly or indirectly, to any Contributed Company from the amount of such subscription and support renewal fee payable to the Business during the preceding twelve-month period;

(o) made or granted any material bonus or any material wage or salary increase to any of its directors, officers, employees, or consultants, or made any other material change in employment terms with respect to any employee or terms with its consultants or other service providers;

(p) adopted, amended or terminated any Employee Plan, or collective bargaining agreement or otherwise materially increased (or otherwise agreed to materially increase) the benefits provided to any directors, officers, employees, consultants or other service providers (other than in the ordinary course of business);

(q) entered into or amended any settlement, conciliation or similar agreement with respect to any Action, the performance of which shall involve payment after the Closing of consideration in excess of $25,000 or impose any non-monetary obligations on any Contributed Company;

(r) made any loan to, or entered into any other transaction with, any of its Affiliates, directors, officers, employees whose annual salary or wages exceed $50,000, consultants or other service providers;

(s) has (i) billed for any agreement that would have been billed after the Closing in the ordinary course of business or (ii) offered any customer a discount or other inducement in order to accelerate billings associated with new Contracts and business;

(t) increased, amended, adopted, or terminated in any material respect the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, including any Company Benefits Plan, payment or arrangement, made to, for or with such current or former directors, officers, employees whose annual salary or wages exceeds $50,000 (whether prior to or after the effectiveness of such coverage or benefit as increased, amended or adopted), or other service providers, as applicable;

(u) made, changed, revoked or otherwise modified any Tax election affecting it, adopted or changed any accounting method with respect to Taxes, filed any amended Tax Return, entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other law), entered into any Tax sharing, Tax indemnity, Tax allocation or similar agreement or Contract, settled any Tax claim or assessment, surrendered any right to claim a refund or credit of Taxes, incurred any liability for Taxes outside the ordinary course of business or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment; and

(v) committed or agreed, whether orally or in writing, to do any of the foregoing.

3.13 Litigation. Except as set forth in Schedule 3.13 of the Company Disclosure Schedule, since September 8, 2016, there has been no Action, whether private, governmental or otherwise, pending or, to the Company’s Knowledge, threatened, whether written or oral, against or affecting any Contributed Company, any of its businesses, assets or properties or any current or former Insider (in their capacity as such). No Contributed Company is party or subject to or otherwise bound by any Order or any settlement agreement with, any Governmental Authority or other Person.

3.14 Employee Plans.

(a) Schedule 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Plans that any Contributed Company or any ERISA Affiliate of any Contributed Company sponsors or maintains, or to which any Contributed Company or ERISA Affiliate of any Contributed Company contributes or is obligated to contribute, or under which any Contributed Company or any ERISA Affiliate of any Contributed Company has or may have any Liability, including any Liability that is, or was at any time, attributable to the Business (each, a “Company Benefits Plan”). With respect to each Company Benefits Plan, true and complete copies of each of the following have been made available to Buyer: (i) if the plan has been reduced to writing, the plan document together with all amendments thereto, (ii) if the plan has not been reduced to writing, a written summary of all material plan terms, (iii) if applicable, the most recent trust agreements, custodial agreements, insurance policies or Contracts, administrative agreements and similar agreements, and investment management or investment advisory agreements, fidelity bond, fiduciary liability insurance policies, (iv) if applicable, the most recent summary plan description and all subsequent summaries of material modifications thereto, employee handbook or similar employee communication, summary of benefits and coverage, and material employee communications with respect thereto, (v) in the case of any plan that is intended to be qualified under Code Section 401(a), the most recent determination, opinion, or advisory letter from the IRS and any related correspondence, and any pending request for determination with respect to the plan’s qualification, (vi) the most current non-discrimination and coverage testing performed on any Company Benefits Plan, (vii) in the case of any plan for which Forms 5500 are required to be filed, the most recently filed Forms 5500 (and all attachments and auditor’s reports thereto), (viii) any notices, letters or other correspondence from the IRS, the Pension Benefit Guaranty Corporation, or the U.S. Department of Labor relating to such Company Benefits Plan, and (ix) if applicable, the most recent annual actuarial report.

(b) No Contributed Company or any ERISA Affiliate of any Contributed Company has maintained, contributed to or had any Liability with respect to a plan subject to Title IV of ERISA or Code Section 412, including any “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA or Code Section 414(f), and no Event has occurred or exists that presents a risk to any Contributed Company or any ERISA Affiliate of any Contributed Company of incurring Liability under Title IV of ERISA or Section 412 or Section 430 of the Code. Except as set forth on Schedule 3.14(b), no Contributed Company or any ERISA Affiliate of any Contributed Company has ever maintained, contributed to or had any Liability with respect to a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, a “multiple employer plan” as defined in Section 4063(a) of ERISA and Section 413 of the Code, or a “funded welfare plan” within the meaning of Section 419 of the Code.

(c) Each Company Benefits Plan that is intended to be qualified under Code Section 401(a) has received a favorable determination, opinion, or advisory letter from the IRS as to its tax-qualified status, and nothing has occurred since the date of the applicable determination, opinion, or advisory letter that could reasonably be expected to adversely affect the tax-qualification of such Company Benefits Plan. Each Company Benefits Plan, including any associated trust or fund, has been administered and operated in all material respects in accordance with its terms and any applicable collective bargaining agreements and with applicable Laws, including ERISA and the Code, and to the Knowledge of the Company, no Event has occurred or exists that could adversely affect the tax-qualification of such Company Benefits Plan or the tax-exempt status of its related trust. No Contributed Company or any ERISA Affiliate of any Contributed Company has any Liability for any excise Tax imposed by Chapter 43 of the Code, and to the Knowledge of the Contributed Holding Companies, no Event has occurred or exists with respect to any Company Benefits Plan that could subject any Contributed Company or any ERISA Affiliate of any Contributed Company to any such Liability.

(d) No Contributed Company or any ERISA Affiliate of any Contributed Company has any Liability to compensate any individual for any Taxes which may be imposed under Sections 4999 or 409A of the Code, and no Company Benefits Plan would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code (as determined without regard to Section 280G(b)(4)).

(e) All required contributions to, and premium payments on account of, each Company Benefits Plan have been made in all material respects on a timely basis and all such contributions not yet due have been properly accrued and are shown on the Estimated Balance Sheet. Each Company Benefits Plan can be amended or terminated in accordance with applicable Law without any material Liability to any Contributed Company or Buyer.

(f) There is no pending or, to the Company’s Knowledge, threatened Action relating to a Company Benefits Plan, other than routine claims for benefits.

(g) Except as required under Section 601 et seq. of ERISA or similar Law, no Company Benefits Plan provides post-retirement or post-separation welfare benefits or coverage (including health, life or disability insurance) to any current or former director, officer, or key management employee, or any dependent, beneficiary or domestic partner of any such Person following such Person’s retirement or other termination of service with any Contributed Company.

(h) Each “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1) and applicable regulations) with respect to any current or former service provider to any Contributed Company or the Business and to which any Contributed Company is a party has been maintained and operated in compliance with, and the document(s) evidencing such arrangement comply with, the requirements of Code Section 409A and regulations and other guidance promulgated thereunder. No current or former service provider to any Contributed Company or to the Business has or would have income that would be subject to taxation under Code Section 409A.

(i) Each Contributed Company and Company Benefits Plan that is a “group health plan” (within the meaning of Title XXVII of the Public Health Service Act, Part 7 of ERISA or Chapter 100 of the Code) (each, a “Company Health Plan”) (i) is in compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111 148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No.111 152, and all regulations and guidance issued thereunder (collectively, the “Health Care Reform Laws”) and (ii) has been in compliance with the Healthcare Reform Laws since the dates required by the Healthcare Reform Laws. No Event has occurred or exists, that could reasonably be expected to subject any Contributed Company or any Company Health Plan to penalties or excise Taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws. No Contributed Company or Company Health Plan has received correspondence from the IRS regarding its compliance with the Healthcare Reform Laws, including annual reporting requirements.

(j) Except as set forth in Schedule 3.14(j) of the Company Disclosure Schedule, neither the execution of this Agreement and the other Ancillary Agreements nor the consummation of the Transactions (either together with or upon the occurrence of any additional or subsequent events) shall constitute an event under any Company Benefits Plan that shall or may reasonably be expected to result in any payment (including severance or termination pay) or any acceleration, vesting, increase, funding (including the segregation of assets to fund) or provision of benefits thereunder, in each case, to any current or former employee, consultant, director, officer of the Business or any other individual (or any dependent or beneficiary thereof).

3.15 Taxes. Except as set forth on Schedule 3.15 of the Company Disclosure Schedule:

(a) Each Contributed Company is and has been properly classified as a “disregarded entity” within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii) (and any corresponding or similar provisions of applicable Law) for all Tax purposes.

(b) Each Contributed Company has duly and timely filed (taking into account any valid extensions) all Tax Returns required to be filed by it. Each Tax Return filed by or on behalf of any Contributed Company is correct and complete, in all material respects, and was prepared in compliance with applicable Laws. Each Contributed Company has timely paid all material Taxes due and owing by any Contributed Company (whether or not shown or required to be shown on a Tax Return).

(c) No Contributed Company is currently a beneficiary of any extension of time within which to file any Tax Return that has not been filed. There is no power of attorney given by or binding upon any Contributed Company with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

(d) No Contributed Company has received any written notice or, to the Company’s Knowledge, any other type of notice from any Governmental Authority in a jurisdiction where a Contributed Company does not file Tax Returns that a Contributed Company is or may be subject to Tax in that jurisdiction.

(e) There are no Liens for Taxes (other than Liens for Taxes that are Permitted Liens) upon any of the assets or properties of any Contributed Company.

(f) No Contributed Company is subject to any current, pending or, to the Company’s Knowledge, threatened Tax audit or examination, Tax claim or Tax proceeding. No Contributed Company has received from any Governmental Authority (including Governmental Authorities of jurisdictions where the Contributed Companies do not file Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax from any Governmental Authority.

(g) No Contributed Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time to assess or collect any Tax deficiency or assessment, which waiver or extension remains unexpired, and no request for any waiver or extension of statutes of limitation with respect to the Taxes or Tax Returns of any Contributed Company has been made by any Governmental Authority.

(h) No Contributor Party is a “foreign person” within the meaning of Code Section 1445(f)(3). No Contributor Party is subject to any withholding tax under Section 1446(f) of the Code with respect to a disposition of any interest in any Contributed Company.

(i) No Contributed Company (i) has been a member of an Affiliated Group or (ii) has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar Law), as a transferee or successor, by contract, by operation of Law or otherwise.

(j) No Contributed Company is a party to or otherwise subject to or bound by any Tax sharing, indemnification or allocation or similar agreement or arrangement with respect to Taxes.

(k) Each Contributed Company has timely withheld and paid to the appropriate Governmental Authority in all material respects all Taxes required by applicable Laws to have been, withheld or paid by it in connection with amounts paid or owing to, or allocated to, any employee, former employee, independent contractor, creditor, stockholder or other equityholder or other Person, including any material state or local Taxes required to be withheld with respect to any distribution or any allocation of taxable income to any stockholder or other equityholder. Each Contributed Company has complied in all material respects (currently and at any time since September 8, 2016) with all reporting and record keeping requirements related thereto, including filing of Forms W-2 and 1099s (or other applicable forms).

(l) In accordance with and to the extent required by applicable Laws, each Contributed Company has properly collected and remitted all material sales, use and similar Taxes with respect to sales made to its customers.

(m) No Contributed Company has been (currently or at any time since September 8, 2016) a party or otherwise subject to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code.

(n) No Contributed Company has been (currently or at any time since September 8, 2016) a party or otherwise subject to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2) or “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b)(1).

(o) No Contributed Company has been (currently or at any time since September 8, 2016) a party or otherwise subject to any joint venture, partnership or other arrangement or Contract that is or could be treated as a partnership for Tax purposes.

3.16 Properties.

(a) Each Contributed Company has good and marketable title to, or valid leasehold interest in, all of the material tangible properties and assets, real and personal, that it owns or purports to own or lease (including those reflected in the Latest Balance Sheet or acquired after the Latest Balance Sheet Date), free and clear of all Liens, except for Permitted Liens. All material equipment and other material tangible personal property used, owned or leased by any Contributed Company are (i) in good operating condition, reasonable wear and tear excepted, and (ii) not in need of renewal or replacement, except in the ordinary course of business. Each Contributed Company owns, or has a valid leasehold interest in, all tangible properties and assets which, in conjunction with and not including those services to be delivered pursuant to Exhibit A of the Transitional Services Agreement are used, held for use in, or related to the business of such Contributed Company and reasonably necessary or reasonably required to the Business applicable to such Contributed Party, as currently conducted and conducted immediately prior to the Reorganization.

(b) No Contributed Company has owned (currently or at any time since September 8, 2016) any real property. Schedule 3.16(b) of the Company Disclosure Schedule identifies each parcel of real property leased, subleased, used or occupied by any Contributed Company (the “Leased Real Property”) and sets forth a true, correct and complete list of all Contracts under which any Contributed Company uses or occupies or has the right to use or occupy any Leased Real Property (the “Leases”), the name of the lessor and lease under such lease, the address of such Leased Real Property, lease term, monthly rent and any security deposits and other amounts or instruments deposited by or on behalf of any Contributed Company thereunder. Correct and complete copies of each Lease have been made available to Buyer. Except as set forth in Schedule 3.16(b) of the Company Disclosure Schedule, with respect to each Lease: (i) such Lease is legal, valid, binding, enforceable and in full force and effect, against the applicable Contributor Party or Contributed Company, and to the Company’s Knowledge, each other party thereto, except as enforcement thereof may be limited by the Enforceability Exceptions; (ii) there are no disputes with respect to such Lease; (iii) no Contributor Party or Contributed Company or, to the Company’s Knowledge, any other party to the Lease is in breach of or default under such Lease; (iv) to the Company’s Knowledge, no Event has occurred or exists which, with notice, lapse of time or both, would constitute such a breach of or default under, permit the termination or modification of, accelerate any rent or trigger any payment, penalty or fine under, such Lease; (v) no Contributor Party or Contributed Company has subleased or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (vi) no Contributor Party or Contributed Company has collaterally assigned or granted any Lien (other than Permitted Liens) in such Lease or any interest therein.

3.17 Sufficiency of Assets.

(a) Each Contributed Company has good and marketable title to or the valid and enforceable leasehold interest in, free and clear of any Liens (other than Permitted Liens), all of the assets, properties, interests and rights (whether, real or personal, tangible or intangible and wherever located), including, for the avoidance of doubt, Contracts and Permits (collectively, the “Assets”), which, after taking into account any rights or licenses granted or services to be provided pursuant to Exhibit A of the Transitional Services Agreement (subject to the limitations set forth therein), are used, held for use in, or related to, and reasonably necessary or reasonably required for, the ownership or operation of the Business, as currently conducted and conducted immediately prior to the Reorganization. At or prior to the Closing, the Contributor Assignors, collectively, conveyed, or caused to be conveyed, to the Contributed Companies good and marketable title to, or the valid and enforceable leasehold interest in, all of the Assets used, held for use in, or related to, and reasonably necessary or reasonably required for, the ownership or operation of the Business, free and clear of all Liens (other than Permitted Liens), such that immediately following the consummation of the Transactions, the Contributed Companies have good and marketable title to, or the valid and enforceable right to use, any and all Assets, which after taking into account any rights or licenses granted or services to be provided pursuant to Exhibit A of the Transitional Services Agreement (subject to the limitations set forth therein), used, held for use in, or related to, and reasonably necessary or reasonably required for, the ownership or operation of the Business and allow the Contributed Companies to continue to own and operate the Business immediately after Closing in substantially the same manner as conducted by any Contributor Party or Affiliate of any Contributor Party as of the Closing and as of immediately prior to the Reorganization.

(b) Except as set forth in Schedule 3.17(b) of the Company Disclosure Schedule, the Assets of the Contributed Companies and any rights or licenses granted or services to be provided pursuant to Exhibit A of the Transitional Services Agreement (subject to the limitations set forth therein) constitute all of the Assets that are used, held for use in, or related to, and reasonably necessary or reasonably required for, the ownership, conduct and operation of the Contributed Companies, including the Business, and are sufficient to own, conduct and operate the Contributed Companies and the Business, in the ordinary course of business consistent with past practice after the Closing on a standalone basis, in substantially the same manner as conducted by any Contributor Party or Contributed Company as of the Closing and as of immediately prior to the Reorganization.

3.18 Intellectual Property and Technology.

(a) Registered Intellectual Property. Schedule 3.18(a) of the Company Disclosure Schedule is a complete and accurate list of (i) all Registered Intellectual Property in which any Contributed Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) and all unregistered trademarks, service marks, trade names, logos, or corporate names used by any Contributed Company, (ii) the jurisdictions in which each such item of Registered Intellectual Property has been registered or filed, dates issued, the owners of record and the applicable registration or serial number, and (iii) any other Person that has an ownership interest in such item of Registered Intellectual Property and the nature of such ownership interest. Schedule 3.18(a) of the Company Disclosure Schedule also lists all actions that are required to be taken by any Contributed Company within 120 days of the date hereof with respect to such Registered Intellectual Property in order to avoid prejudice to, impairment or abandonment of such Registered Intellectual Property. Each Contributed Company has taken, or caused to be taken, reasonable actions to maintain any Registered Intellectual Property. All registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Registered Intellectual Property and recording the Contributed Companies’ ownership interests therein. To the Company’s Knowledge, no Events have occurred and no facts, information or circumstances exist that would render any of the material Registered Intellectual Property invalid or unenforceable, or would affect any pending application for any material Registered Intellectual Property.

(b) Title to Intellectual Property. The Contributed Companies are the sole and exclusive owner of, and have good and marketable title to, all right, title, and interest in and to each item of Company Owned Intellectual Property, free and clear of any Liens. Each item of Company Owned Intellectual Property is valid, subsisting, and enforceable. To the extent that there is any Company Owned Intellectual Property, each Person who is or was an employee, officer, director, consultant, or contractor of any Contributed Company or Affiliate of any Contributed Company and who participated in the (or was engaged by any Contributed Company or any of its agents to) design, creation or development of Company Owned Intellectual Property, if any, (each, a “Contributor”) has signed an enforceable agreement containing an irrevocable present assignment to a Contributed Company or Contributor Party (and no other Person) of such Intellectual Property Rights and a covenant to maintain the confidentiality of such Technology or Intellectual Property Rights.

(c) No Infringement by the Contributed Companies. Each Contributed Company, and the ownership and operation of the Business, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale and licensing out of any Company Products or Company Owned Intellectual Property, does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property Rights of any Person, or constitute unfair competition or trade practices under the laws of any jurisdiction. No Contributed Company has received notice (including unsolicited offers to license or grants of other rights or immunities) from any Person claiming that any Company Owned Intellectual Property infringes, misappropriates, dilutes or otherwise violates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(d) Third Party Technology. Schedule 3.18(d) of the Company Disclosure Schedule is a complete and accurate list of all (i) third-party Technology (including any open source software) and Intellectual Property Rights that are material to the ownership or operation of Business, including any that are incorporated into, distributed with, or embodied in any Company Product (collectively, the “Third Party Technology”), and (ii) the corresponding Contract for each item listed in clause (i). Each Contributed Company has, and upon consummation of the Transactions will continue to have, all rights in and to any Third Party Technology listed or required to be listed in Schedule 3.18(d) of the Company Disclosure Schedule. The Company Owned Intellectual Property and Intellectual Property Rights embodied in the Third Party Technology constitutes all of the Intellectual Property Rights that are used or held for use in, related to, or are necessary or reasonably required for, and are sufficient for, the ownership and operation of the Business, including the design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of all Company Products. There are no problems, defects, or deficiencies in the Company Products or Third Party Technology that prevent such Company Products from operating in all material respects as described in their related documentation or specifications, or prevent such Company Products from operating in all material respects as warranted to any third party. Except as set forth in Schedule 3.18(d) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company Owned Intellectual Property or rights to the Third Party Technology.

(e) Third Party Rights. Except as set forth in Schedule 3.18(e) of the Company Disclosure Schedule, no Contributed Company has granted any third party ownership or joint ownership of, or any exclusive license to, any Company Owned Intellectual Property. No Contributed Company has developed or created any Technology or Intellectual Property Rights as a “work made for hire” or otherwise assigned or transferred any Technology or Intellectual Property Rights to any third party (including any customer or end user). To the Company’s Knowledge, no employee of any Contributed Company is bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for any Contributed Company.

(f) No Third Party Infringement. Except as set forth in Schedule 3.18(f) of the Company Disclosure Schedule, (i) to the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Company Intellectual Property, and (ii) the Contributed Companies have the sole right to bring actions against any Person that is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property Rights and to retain for the Contributed Companies any damages recovered in any such action. No Contributed Company has entered into any Contract granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to any Intellectual Property Right owned or held by, or exclusively licensed to, any Contributed Company. No Contributed Company has granted to any third party the right to file, or conduct prosecution of, any patents, copyrights, trademark applications, or any domain names with respect to such Intellectual Property Rights.

(g) Malicious Code. Each Contributed Company has in place disaster recovery plans, procedures and facilities consistent with the customary practices of its respective industry and has implemented and maintains technical, physical and administrative measures and safeguards consistent with prevailing industry standards to (A) prevent the introduction of any Malicious Code into the Information Systems and maintain them free from Malicious Code, including the use of firewall protections, incident logging, and regular virus scans, and (B) protect Personal Information in its possession or control from unauthorized access by any Person, including any Contributed Company’s employees and contractors, and to ensure compliance in all material respects with all applicable Privacy and Security Requirements.

(h) Information Systems. Each Contributed Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices and Information Systems that it uses in connection with the Business. To the Knowledge of the Company, each Contributed Company is, in all material respects, in compliance with, and has paid in full, a sufficient number of licenses, consents or permissions for the operation of such Information Systems. To the Knowledge of the Company, all Information Systems currently operate and perform materially in accordance with their documentation, and are designed, implemented, operated and maintained in accordance with the Contributed Companies’ requirements, including with the respect to redundancy, reliability, scalability and security. Except as set forth in Schedule 3.18(h) of the Company Disclosure Schedule, there have been no unauthorized intrusions or breaches of security with respect to Information Systems or unauthorized or unlawful access, acquisition, use, disclosure, modification, destruction, or loss of any Personal Information. Each Contributed Company has a policy of evaluating and determining whether to implement security patches or upgrades that are generally available for the Information Systems. Each Contributed Company uses reasonably reliable methods (including passwords) to ensure the correct identity of the users of their respective Information Systems. No Contributed Company has received any complaints, whether written or oral, from any governmental authority, data protection authority, private party or other Person regarding any Contributed Company’s Processing of Personal Information or compliance with Information Privacy and Security Laws. No Event has occurred or exists that would, or would reasonably be expected to, require any Contributed Company to give notice to any Person of any actual or perceived data security breach or unauthorized access to Personal Information under Information Privacy and Security Laws. Except as set forth in Schedule 3.18(h) of the Company Disclosure Schedule, none of the Information Systems or Company Products contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Information Systems.

(i) Privacy & Security Compliance. Each Contributed Company has complied (currently and at any time since September 8, 2016) with Information Privacy and Security Laws, including as it relates to: (i) the privacy of users of the Contributed Company products and all internet websites owned, maintained or operated by any Contributed Company; or (ii) the use, collection, storage, disclosure or transfer of any Personal Information, including employee Personal Information, collected by or provided to any Contributed Company or by third parties having authorized access to the records of any Contributed Company. Each Contributed Company’s practices are (currently and at any time since January 1, 2018 currently and at any time since September 8, 2016) in compliance with (i) any Contributed Company’s then-current privacy policy, including the privacy policy posted on any Contributed Company’s website, (ii) any Contributed Company’s customers’ privacy policies and (iii) third party website terms, when required to do so by Contract or use. Each website of any Contributed Company and all materials distributed or marketed by any Contributed Company have at all times made all material disclosures to users or customers, and none of such disclosures made or contained in any website of any Contributed Company or in any such materials have been inaccurate, misleading or deceptive. Correct and complete copies of all privacy policies of any Contributed Company have been provided to Buyer, and each such privacy policy complies, in all material respects, with all Information Privacy and Security Laws. Each Contributed Company has provided (currently and at any time since September 8, 2016) accurate notice of any Company privacy policy then in effect to the users of its Company product, employees, third party vendors and representatives. Each Company privacy policy provides accurate and sufficient notice of any Contributed Company’s then-current privacy practices relating to its subject matter. No Action (formal or informal) by any Person has been received by or asserted or threatened against any Contributed Company regarding a violation of any Information Privacy and Security Laws. No Action (formal or informal) by any Person, has been received by or asserted or threatened against any Contributed Company, with respect to the collection, use, retention, disclosure, transfer, storage, security, disposal or other processing of Personal Information. Each Contributed Company has made all registrations that it is required to have made in relation to the processing of data, and is in good standing with respect to such registrations, with all fees due within 90 days of the date hereof duly made. Each Contributed Company (A) maintains commercially reasonable backup and data recovery, disaster recovery and business continuity plans, procedures and facilities, (B) acts in compliance therewith and (C) tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective and meet the Information Privacy and Security Laws in all material respects upon such testing, or have been appropriately remediated and proven effective in all material respects.

(j) Security Safeguards & Incidents. Each Contributed Company has implemented reasonable, physical, technical and administrative safeguards that comply with applicable Privacy and Security Requirements, Privacy Policies, and applicable Privacy Contracts and that otherwise provide reasonable protection to Personal Information in any Contributed Company’s possession or control from unintended loss or destruction, unauthorized modification and unauthorized access by third Persons, including employees and contractors of any Contributed Company. No Contributed Company has received any complaints, whether written or oral, from any Governmental Authority, data protection authority, private party or other Person regarding any Contributed Company’s Processing of Personal Information or compliance with applicable Privacy and Security Requirements. No Event has occurred or exists that would, or would reasonably be expected to, require any Contributed Company to give notice to any Person of any actual or perceived data security breach or unauthorized access to Personal Information under Privacy and Security Requirements. As required by applicable Privacy and Security Requirements, the Contributed Companies have executed a written Contract with any agents, vendors, or subcontractors that Processes Personal Information.

(k) Confidentiality. Each Contributed Company has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all Intellectual Property Rights that any Contributed Company holds or purports to hold as confidential or a Trade Secret, whether owned by, or provided to, any Contributed Company, and material to the ownership or operation of the Business, the value of which to any Contributed Company is contingent upon maintenance of the confidentiality thereof. No Trade Secret or confidential know-how owned or purported to be owned by any Contributed Company has been disclosed or authorized to be disclosed to any third party (other than employees or consultants of any Contributed Company who are bound by an agreement protecting the Contributed Companies’ proprietary interests in and to such Trade Secrets and confidential know-how) by any Contributed Company or any of its employees, or by any third party who received such Trade Secret or confidential know-how from any Contributed Company, other than pursuant to a non-disclosure agreement that protects the Contributed Companies’ proprietary interests in and to such Trade Secrets and confidential know-how and where such disclosure would not be materially adverse to the Business

3.19 Material Contracts.

(a) Except as set forth on Schedule 3.19(a) (such Contracts responsive to any of the following subsections (whether or not actually set forth thereon), collectively, the “Material Contracts”), no Contributor Party in respect of or relating to the Business or any Contributed Company is a party to or otherwise subject to or bound by any Contract of the following types:

(i) any Contract with any current or former director, manager, officer, individual employee, consultant, independent contractor or other Person on a full-time, part-time, consulting or other basis (other than (A) any “at-will” Contract that may be terminated by a Contributed Company upon thirty (30) days’ or less advance notice without liability or (B) under which the Contributed Companies do not have any further Liability or executory obligations) (1) with respect to employment with or the provision of services to the Contributed Companies, (2) related to any redundancy, severance, separation, settlement, release of claims or other post-termination benefits or (3) providing or granting any change in control, retention or transaction bonuses or similar arrangements required as a result of or triggered (in whole or in part) by the Transactions;

(ii) any Contract (A) related to Indebtedness of any Contributed Company (whether incurred, assumed, guaranteed or secured by any asset or properties of any Contributed Company), (B) subjecting any Contributed Company or any of its assets or properties to any Lien (other than Permitted Liens) or (C) guarantying any Liability of any other Person;

(iii) any Contract under which any Contributed Company (A) is lessee of or holds or operates any personal property owned by any other Person, except for any lease of personal property under which the aggregate annual rental payments do not exceed $10,000 or (B) is lessor of or permits any other Person to hold or operate any material personal property owned or controlled by it;

(iv) any Contract (A) under which any Contributed Company is a licensee of or is otherwise granted by any Person any rights to use any Intellectual Property Rights (other than non-exclusive licenses of (or agreements to provide software on a non-exclusive, hosted basis) commercially-available software used solely for the Contributed Companies’ internal use with a total replacement cost of less than $5,000) or (B) which provides for the development of any Intellectual Property Rights for any Contributed Company;

(v) any Contract under which any Contributed Company is a licensor or otherwise grants to any Person any rights to use any Intellectual Property Rights;

(vi) any Contract (A) granting a royalty, dividend or similar arrangement based on the revenues or profits of any Contributed Company or (B) with respect to any partnership, manufacturer, development, joint venture or similar relationship or arrangement that involves a sharing of revenues, profits, losses, costs or liabilities relating to any Contributed Company or any other Person;

(vii) any Contract with any professional employer organization, staffing agency, temporary employee agency or similar company or service;

(viii) any collective bargaining agreement or other Contract with any Union;

(ix) any Contract involving the settlement or compromise of any Action;

(x) any Contract related to any completed, pending or future (A) disposition, divestiture or acquisition (whether by merger, sale of stock, sale of assets or otherwise) of the Business or any business or material portion of assets or properties by any Contributed Company or (B) any consolidation, recapitalization, reorganization or other business combination with respect to the Business or any Contributed Company or (C) issuance of any Equity Interests of any Contributed Company;

(xi) any Contract pursuant to which any Contributed Company is granted or grants a lease in, a sublease in, or the right to use or occupy any land, building or other real property, including any Lease;

(xii) any Contract or group of related Contracts that involves advisory, management, sub-management or similar services with respect to real estate or other assets or properties;

(xiii) any Contract or group of related Contracts that (A) involves future expenditure, payment or receipt of consideration in excess of $10,000 in any calendar year and (B) is not terminable by a Contributed Company without penalty on notice of thirty (30) days or less;

(xiv) any Contract (A) prohibiting, or purporting to limit or restrict, directly or indirectly, any Contributed Company from freely engaging in any business, including restrictions on any Contributed Company’s ability to compete, freedom to solicit customers, solicit or hire any Person or to conduct their businesses in any geographical area or the type or line of business in which they may engage, (B) providing “most favored nation” or other provisions where the pricing, discounts or benefits to any customer of any Contributed Company changes based on the pricing, discounts or benefits offered to other customers, (C) granting a right of first refusal or right of first offer for any line of business, Equity Interests or material portion of any Contributed Company’s assets or properties or (D) establishing an exclusive sale or purchase obligation with respect to any obligation or geographical area;

(xv) any Contract that provides for the indemnification of any current or former director, officer, employee, consultant or other service provider of any Contributed Company or other Person;

(xvi) any Contract providing for co-location or software hosting, data hosting or infrastructure hosting services to any Contributed Company;

(xvii) any Shared Contract;

(xviii) any Contract in respect of or relating to an Affiliate Transaction; or

(xix) any Contract with a Significant Customer or Significant Supplier.

(b) Except as set forth on Schedule 3.19(b) of the Company Disclosure Schedule, each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Contributory Party or Contributed Company party thereto and to the Company’s Knowledge, the other parties thereto, enforceable against such Contributor Party or Contributed Company party thereto and to the Company’s Knowledge, the other parties thereto, in accordance with its terms, subject to the Enforceability Exceptions. Except as set forth on Schedule 3.19(b) of the Company Disclosure Schedule, (i) each Contributor Party and Contributed Company has performed and complied, in all material respects, with all of their obligations under each Material Contract; (ii) no Contributor Party, Contributed Company or, to the Company’s Knowledge, any other party thereto, is in breach of or default under, any Material Contract or has received any notice or other communication, whether written or oral, of any breach of or default under, or the cancellation, termination, modification or acceleration of any Material Contract; (iii) no Event has occurred or circumstance exists that (with or without notice, lapse of time or both) will or could reasonably be expected to, (A) result in any breach of or default under (or give any Person the right to declare a default or exercise any remedy under) any Material Contract, or (B) give any Person the right to (1) accelerate the maturity, payment or performance of any material grant, right or other Liability under a Material Contract or (2) cancel, terminate or adversely modify any Material Contract; and (iv) no Contributor Party, Contributed Company or, to the Company’s Knowledge, any other party thereto, is threatening any cancellation, termination, acceleration, adverse modification or non-renewal of any Material Contract. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Contributor Party or Contributed Company under current or completed Material Contracts with any Person and no such Person has made demand for such renegotiation. Correct and complete copies of each written Material Contract, and summaries of the material terms of any oral Material Contract, have been made available to Buyer.

3.20 Environmental, Health and Safety. Each Contributed Company has complied (currently and at any time in the past), in all material respects, with all applicable Laws of Governmental Authorities concerning pollution or protection of the environment, public health and safety, and employee health and safety (collectively “Environmental Laws”), including obtaining, maintaining and complying with any Permits required by Environmental Laws for the operation of its business or the use or occupancy of real property. No Action has been filed or commenced against or received by any Contributed Company from a Governmental Authority or any other Person alleging any material violation of or material Liability under any such Environmental Laws. No Contributed Company has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material Liability of any other Person relating to any Environmental Laws. No Contributed Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any substance, or owned, occupied, or operated any facility or property contaminated by substance, which would be reasonably expect to give rise to material Liabilities pursuant to Environmental Laws.

3.21 Insurance. Each insurance policy currently held by, or on behalf or for the benefit of, any Contributed Company or the Business (collectively, the “Insurance Policies”) is set forth on Schedule 3.21 of the Company Disclosure Schedule and complete copies of the Insurance Policies have been made available to Buyer. All premiums due and payable under such Insurance Policies have been timely paid, and the Contributed Companies (or the applicable holder(s) hereof) are in compliance in all material respects with the terms of the Insurance Policies. The Insurance Policies are in full force and effect and are sufficient for compliance by the Contributed Companies with all Contracts to which any Contributed Company is a party or otherwise subject. No Contributed Company has received any notice, whether written or oral, of cancellation, termination, premium increase or revocation and, to the Company’s Knowledge, there are no threatened terminations of, or premium increases with respect to, any of the Insurance Policies. There are no pending or former material claims under any Insurance Policy as to which coverage has been denied or disputed by the underwriters of such policy, and no claims have been filed against the Insurance Policies that could materially erode available policy limits.

3.22 Affiliate Transactions.

(a) Except as set forth on Schedule 3.22(a) of the Company Disclosure Schedule, no Contributor Party or controlled Affiliate of any Contributor Party, (a) has any direct or indirect ownership in, or any employment or consulting agreement with, any Person that competes with any Contributed Company (except with respect to any interest of less than one percent (1%) of the outstanding voting shares of any corporation whose stock is publicly traded), (b) is party or otherwise subject to or bound by any Contract to which any Contributed Company is a party or by which any Contributed Company is subject or bound (except for compensation for services as a director, officer, consultant or employee of any Contributed Company pursuant to a Material Contract listed in the Company Disclosure Schedule), (c) has, directly or indirectly, any interest in any property, real or personal, tangible or intangible, used or held for use in, related to, or necessary or reasonably required for, the ownership or operation of the Business, or (d) has, directly or indirectly, a material interest in any Person that purchases from or sells, licenses or furnishes to any Contributed Company any goods, property, technology or intellectual or other property rights or services.

(b) Except as set forth on Schedule 3.22(b) of the Company Disclosure Schedule, no Insider (excluding any Contributor Party or controlled Affiliate of any Contributor Party) or, to the Company’s Knowledge, any parent, sibling, child, grandchild, or spouse of any of any Insider, or any other Person in which any such Person or any Contributor Party or controlled Affiliate of any Contributor Party has a material economic interest, (a) has any direct or indirect ownership in, or any employment or consulting agreement with, any Person that competes or any Contributed Company (except with respect to any interest of less than one percent (1%) of the outstanding voting shares of any corporation whose stock is publicly traded), (b) is party or otherwise subject to or bound by any Contract to which any Contributed Company is a party or by which any Contributed Company is subject or bound (except for compensation for services as a director, officer, consultant or employee of any Contributed Company pursuant to a Material Contract listed in the Company Disclosure Schedule), (c) has, directly or indirectly, any interest in any property, real or personal, tangible or intangible, used or held for use in, related to, or necessary or reasonably required for, the ownership or operation of the Business, or (d) has, directly or indirectly, a material interest in any Person that purchases from or sells, licenses or furnishes to any Contributed Company any goods, property, technology or intellectual or other property rights or services (such interests, Contracts or other transactions contemplated in this Section 3.22, collectively, “Affiliate Transactions”).

3.23 Employment and Labor Matters.

(a) Each Contributed Company and the operation of the Business have been (currently and at all times since January 1, 2018): (i) in compliance with all applicable Laws and its own agreements respecting employment or employment practices, independent contractor or consulting contracts, any collective bargaining obligation or agreement, discrimination, harassment, pay equity, overtime exemption classification, wages and hours, independent contractor classification, labor relations, plant closing notification, occupational health and safety, leave of absence requirements, privacy rights, retaliation, immigration, wrongful discharge, or other violation of the rights of current or former employees, current or former independent contractors, current or former consultants, or employment candidates, terms and conditions of employment or wages and hours commissions and bonuses, and is not liable for any arrears of wages or penalties with respect thereto; (ii) no Events have occurred or exist currently that have, or would reasonably give rise to, any claim by a current or former employee for compensation on termination of employment by any Contributed Company; (iii) all amounts that any Contributed Company is legally required to withhold from its employees’ wages and to pay to any Governmental Authority as required by applicable Law have been withheld and paid, and no Contributed Company has any outstanding obligation to make any such withholding or payment, other than with respect to an open payroll period; (iv) there has not been (currently and at any time since January 1, 2018) any Action pending or, to the Company’s Knowledge, threatened or reasonably anticipated, to be brought or filed by or against any Contributed Company (or its officers, directors or executives) relating to Section 3.23(a)(i) above; (v) each agent of any Contributed Company who has received employment discrimination or sexual harassment allegations of, or against, any employee of any Contributed Company has promptly, thoroughly and impartially investigated all such allegations; (vi) when indicated by any Contributed Company’s policies, each Contributed Company has taken prompt corrective action that is reasonably calculated to prevent further discrimination or harassment and no Contributed Company reasonably expects to incur any material liability with respect to any such allegations; and (vii) all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors and consultants for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Latest Balance Sheet) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(b) Schedule 3.23(b) of the Company Disclosure Schedule contains a true, accurate and complete list of (i) all employees of any Contributed Company or the Business, specifying each employee’s name; title; employing entity; department; hire date; status (full-time/part-time/ seasonal/temporary); principal place of employment; classification as exempt or non-exempt under the Fair Labor Standards Act (the “FLSA”) or any similar applicable Laws; current year annual base salary or hourly wage; current year target incentive compensation (bonus or commission, as applicable); full, prior year actual incentive compensation (bonus or commission, as applicable); any other benefits; and whether the employee is subject to an employment agreement and (ii) all Persons engaged by any Contributed Company or the Business as independent contractors or consultants at any time during the past three (3) years, specifying each Person’s name; entity with which the Person is or was engaged; start date; end date (if applicable); location; full, prior year total compensation (or, if prior year not available, current year to date total compensation); current year to date total compensation; compensation rate; whether the Person is subject to an independent contractor, consulting or related agreement; and whether the Person subcontracts or has subcontracted to other Persons in performing the work for any Contributed Company, or has otherwise used the services of other Persons to perform the work for any Contributed Company. All current and former employees of any Contributed Company or the Business who have been classified as exempt under the FLSA or any similar applicable Laws have been properly classified and treated as such and have been properly compensated for all time worked in accordance with the FLSA and similar Laws. All Persons who have provided services to any Contributed Company or the Business as independent contractors or consultants have been properly classified as independent contractors, rather than employees, of such Contributed Company, for purposes of all applicable Laws and Company Benefits Plans.

(c) Each employee, independent contractor and consultant of any Contributed Company or the Business is terminable at will, without payment of severance or other compensation or consideration, and without advance notice. There are no agreements or understandings between any Contributed Company and any of its employees, independent contractors or consultants that their employment or services will be for any particular period. None of the executives, officers, or employees of any Contributed Company having an annual salary of $150,000 or more has given written notice of any intent to terminate his or her employment with any Contributed Company, nor, to the Company’s Knowledge, does any such employee intend to terminate his or her employment with any Contributed Company. Each Contributed Company is in compliance in all respects and, to the Company’s Knowledge, each employee, independent contractor and consultant of any Contributed Company or the Business is in compliance in all respects, with the terms of any employment, independent contractor and consulting agreements between such Contributed Company and such individual. There are not any oral or informal arrangements, commitments or promises between any Contributed Company, on the one hand, and any employee, independent contractor or consultant of any Contributed Company, on the other hand, that have not been documented as part of the formal written agreements between any such individuals and any Contributed Company. Except as set forth on Schedule 3.23(c) of the Company Disclosure Schedule, no employee of any Contributed Company is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any other Person (other than a Contributed Company) that would be material to the performance of such employee’s employment duties, or the ability of any Contributed Company to conduct the Business. Correct and complete copies of all employment agreements, confidentiality agreements, non-competition agreements, non-solicitation agreements, material employee manuals and handbooks, policy statements and other materials relating to the employment of employees of any Contributed Company or the Business transferring in connection with the Transactions have been made available to Buyer.

(d) No Contributed Company or Affiliate of any Contributed Company with respect to the Business has (currently and at any time since January 1, 2018): (i) failed to provide advance notice of any plant closing, layoff, termination or reduction in hours as required by, or incurred any Liability under, the Worker Adjustment and Retraining Notification Act of 1988, and including any similar foreign, state, or local Law (the “WARN Act”), and no such action is planned or anticipated; or (ii) taken any action that would reasonably be expected to cause Buyer or any Contributed Company to incur any Liability under the WARN Act following the Closing.

(e) No Contributed Company or Affiliate of any Contributed Company with respect to the Business: (i) has been a party, otherwise subject to, bound by, or had a duty to, negotiate any collective bargaining agreement or other Contract with a Union, employee representative, other labor organization or other Person purporting to act as the exclusive bargaining representative of any employee, independent contractor or consultant of any Contributed Company or the Business, and there has not been (currently or at any time since January 1, 2018) any Union representing or purporting to represent any employee, independent contractor or consultant of any Contributed Company or the Business; (ii) has experienced any actual or threatened strike, slowdown, work stoppage, lockout or other similar labor disruption or dispute affecting any Contributed Company or the Business or any employee, independent contractor or consultant of any Contributed Company or the Business, with respect to their work for any Contributed Company or the Business; (iii) must, pursuant to Law, notify, consult or negotiate with any Union, employee representative, other labor organization or other Person purporting to act as the exclusive bargaining representative of any employee, independent contractor or consultant of any Contributed Company or the Business in connection with the Transactions contemplated by this Agreement; (iv) has been (currently or at any time since January 1, 2018) the subject of any actual or threatened Action asserting that any Contributed Company has committed an unfair labor practice; and (v) has ever experienced (currently or at any time since January 1, 2018) any organizing effort or demand for recognition or certification or attempt to organize employees, independent contractors or consultants of any Contributed Company or the Business by any Union.

(f) Each Contributed Company and Affiliate of any Contributed Company with respect to the Business: (i) has complied (currently and at any time since January 1, 2018) in all material respects with the Immigration Reform and Control Act of 1986 and all regulations promulgated thereunder (“IRCA”) with respect to the completion, maintenance and other documentary requirements of Forms I-9 (Employment Eligibility Verification Forms) for all employees of any Contributed Company or the Business and the re-verification of the employment status of any and all employees of any Contributed Company or the Business whose employment authorization documents indicated a limited period of employment authorization; (ii) has only employed Persons authorized to work in the United States; and (iii) has not received notice of any inspection or investigation relating to an alleged noncompliance with or violation of IRCA by such Contributed Company, nor has such Contributed Company been warned, fined or otherwise penalized by reason of any failure to comply with IRCA.

3.24 Significant Customers and Significant Suppliers.

(a) Schedule 3.24(a) of the Company Disclosure Schedule sets forth a complete and correct list of the customers or clients of any Contributed Company (i) for the trailing twelve-month periods ended December 31, 2018 and December 31, 2019 and (ii) as of the date of this Agreement ((i) and (ii), collectively, the “Significant Customers”), including the amount of such revenue for each such Significant Customer as of such date. There are no pending or, to the Company’s Knowledge, threatened, disputes with any Significant Customer concerning any products or services of any Contributed Company, and no Event has occurred or exists that (with or without notice, lapse of time or both) could reasonably be expected to form the basis of any such dispute. No Contributor Party or Contributed Company has received any notice written, or to the Company’s Knowledge, oral, or other communication from any Significant Customer that such customer has or intends to terminate, cancel, modify, cease doing business with, disengage, not renew or let lapse upon the expiration of its term or modify its Contract(s) (whether related to payment, price, services to be provided or otherwise) or relationship with any Contributed Company or reduce the rate or volume of products or services or the amount of business or payable to any Contributed Company for products and services.

(b) Schedule 3.24(b) of the Company Disclosure Schedule sets forth a complete and correct list of the ten (10) largest suppliers, vendors, licensors, resellers, distributors, contractors, sub-contactors, sub-managers or other service providers of any Contributed Company (based upon amounts spent during such period) (i) for the trailing twelve-month periods ended December 31, 2018 and December 31, 2019, and (ii) as of the date of this Agreement ((i) and (ii), collectively, the “Significant Suppliers”), including the amount of such purchases, fees or service costs for each such Significant Supplier as of such date. No Contributed Company has any pending or, to the Company’s Knowledge, threatened, disputes with any Significant Supplier concerning any products or services of such Significant Supplier, and no Event has occurred or exists that (with or without notice, lapse of time or both) could reasonably be expected to form the basis of any such dispute. No Contributor Party or Contributed Company has received any notice or other communication, whether written or oral, from any Significant Supplier that such supplier has or intends to terminate, cancel, modify, not renew or let lapse upon the expiration of its term or modify its Contract(s) (whether related to payment, price or otherwise) or relationship with any Contributed Company or stop or reduce the rate at which it supplies products or services to any Contributed Company.

3.25 Certain Transactions and Payments. None of the Contributed Companies or any Insider, has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his, her or its influence to affect an act or decision of a government official or employee that relates to the Business, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) other Person, while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof. None of the Contributed Companies, any Representative of any Contributed Company or any Contributor Party or to the Company’s Knowledge, any agent or other third party representative acting on behalf of any Contributed Company, has (currently or at any time in the past) made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any government official or other Person in violation of any applicable Anti-Corruption Laws.

3.26 Brokers. Except as set forth on Schedule 3.25 of the Company Disclosure Schedule, no broker, finder, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, or any future acquisition or disposition by any Contributed Company, based upon arrangements made prior to the date hereof by or on behalf of any Contributed Company.

3.27 No Other Representations or Warranties. Buyer acknowledges that (a) none of the Contributor Parties, any Contributor Holding Company or any Contributed Company has made any representation or warranty, expressed or implied, in connection with the subject matter of this Agreement as to the Contributed Securities, the Business or any of their respective assets, Liabilities, business, properties, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects or the accuracy or completeness of any information regarding the foregoing furnished or made available to Buyer or any of its Affiliates and representatives in connection with the subject matter of this Agreement, except as expressly set forth in Article III or Article IV of this Agreement, the Ancillary Agreements or any documents, agreements, certificates, schedules or other instruments contemplated hereby or thereby and (b) Buyer has not relied on any representation or warranty from any of the Contributor Parties, any Contributor Holding Company or any Contributed Company in determining to enter into this Agreement or the Ancillary Agreements (other than the Excluded Agreements), except as expressly set forth in in Article III or Article IV of this Agreement, the Ancillary Agreements or any documents, agreements, certificates, schedules or other instruments contemplated hereby or thereby. Buyer acknowledges that the acquisition of the Contributed Securities hereunder is without any representation or warranty as to merchantability or fitness thereof for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in this Agreement, the Ancillary Agreements or any documents, agreements, certificates, schedules or other instruments contemplated hereby or thereby. Notwithstanding the foregoing, nothing in this Section 3.27 shall (or shall be deemed to) apply to or limit or diminish Buyer’s, Buyer’s Affiliates’ or any other Person’s rights, recovery or otherwise under or in respect of any Excluded Agreement or in the event of Fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR PARTIES

Except as set forth on the applicable section or subsection in the Company Disclosure Schedule, each Contributor Party, severally and not jointly, hereby represents and warrants to Buyer, solely as to such Contributor Party, that the statements contained in this Article IV (Representations and Warranties of the Contributor Parties) are true and correct as of the Closing. For the avoidance of doubt, the joint and several indemnification obligations of each Contributor Party under Article IX shall extend to any indemnifiable Damages resulting from, relating to or arising out of the representations and warranties of any Contributor Party pursuant to this Article IV, subject to the limitations provided in Article IX.

4.1 Organization and Qualification; Capacity. Such Contributor Party (i) is a legal entity, duly organized, validly existing and in good standing under the Laws of its relevant jurisdiction of organization, (ii) has the requisite organizational power and authority necessary to own, lease, use and operate its properties and assets and to carry on the business conducted by it, (iii) is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership, use, leasing or operation of its properties and assets makes such qualification or license necessary, except where the failure to be so qualified or licensed would not have a Company Material Adverse Effect and (iv) has all requisite organizational power and authority to enter into, execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions.

4.2 Authorization of Agreement. The execution and delivery by such Contributor Party of this Agreement and the Ancillary Agreements to which such Contributor Party is a party and the consummation by such Contributor Party of the Transactions have been duly authorized by all necessary actions or proceedings, and no other actions or proceedings on the part of such Contributor Party are necessary to authorize or approve this Agreement, the Ancillary Agreements to which such Contributor Party is a party or to consummate the Transactions. This Agreement and each Ancillary Agreement to which such Contributor is a party has been duly executed and delivered by such Contributor Party and, assuming the due authorization, execution and delivery hereof by Buyer, constitutes the legal, valid and binding obligation of such Contributor Party, enforceable against such Contributor Party in accordance with its terms, except to the extent such enforcement may be limited by the Enforceability Exceptions.

4.3 No Conflict; Required Filings and Consents. Neither the execution, delivery or performance of this Agreement or any Ancillary Agreement by such Contributor Party nor the consummation of the Transactions will (a) conflict with or violate any provision of the Governing Documents of such Contributor Party, (b) materially conflict with or violate any Law by which such Contributor Party or any of its assets or properties is bound or subject, (c) materially conflict with or violate, constitute a default under (or an event that with or without notice, lapse of time or both could conflict with or violate or constitute a default under), require any consent, license, permit, approval, waiver, authorization, order, filing, registration, declaration or notice under or in connection with, result in or trigger any right of termination, modification, acceleration or cancellation of, or require any payment or performance obligation pursuant to, any Contract, Permit, franchise or other instrument or obligation to which such Contributor Party is a party or by which it or any of its assets or properties is bound or subject, (d) result in the creation or imposition of any Lien on any of the properties or assets of such Contributor or (e) require such Contributor Party to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing, registration or declaration with or provide notice to, any Governmental Authority or other Person, other than as explicitly set forth on Schedule 3.6 of the Company Disclosure Schedule.

4.4 Litigation. There is no Action pending, or to the Company’s Knowledge, threatened, against such Contributor Party or any of its assets, properties or rights, and such Contributor Party is not subject to any judgment, order, writ, injunction, decree or award of, or any settlement agreement with, any Governmental Authority or other Person, in each case, that challenges or seeks to prevent, enjoin or otherwise delay (or prevent, enjoin or otherwise delay, as applicable) the Transactions.

4.5 Capitalization Matters. Such Contributor Party, if a Contributor (a) owns and holds, beneficially and of record, the Equity Interests of Contributor (“Contributor Securities”) in the series or class and amounts set forth opposite such Contributor Party’s name on Annex I under the heading Contributor Securities, (b) has sole and exclusive right, title and interest in, and good, valid and marketable title to, such Contributor Securities, free and clear of any Liens (other than Permitted Securities Liens) or any other restrictions, voting rights, rights of first refusal, co-sale rights or similar rights or adverse claims, (c) has not granted or acknowledged to any Person any rights with respect to any Contributor Securities and (d) has sole voting power and power of disposition or conversion of such Contributor Securities and sole power to agree to and issue instructions with respect to the matters set forth in this Agreement and any Ancillary Agreement to which its is a party or by which it is subject. Except as set forth on Schedule 4.5 of the Company Disclosure Schedule, the Contributor Securities set forth opposite such Contributor Party’s name on Annex I under the heading Contributor Securities (i) constitute all of the Equity Interests of Contributor (including any securities convertible into or exchangeable for Equity Interests of Contributor) owned or controlled, directly or indirectly, by such Contributor Party, (ii) are not subject to any Liabilities, Contracts or other rights or obligations of any kind that would entitle or require such Contributor Party or any other Person (contingent or otherwise), to issue, transfer, sell, repurchase, retire, redeem or otherwise acquire or dispose of, directly or indirectly, any such Contributor Securities. Except as set forth on Schedule 4.5 of the Company Disclosure Schedule, there are no registration rights, voting trusts, proxies, rights plans, antitakeover plans or any other Contracts to which such Contributor Party or any of its Affiliates is a party or by which any of them are subject with respect to any Contributor Securities.

4.6 Deemed Representations. The representations and warranties set forth in the following sections of this Agreement are hereby made with respect to any Contributor Party or any controlled Affiliate of a Contributor Party (excluding, for clarity, any Contributed Company) in connection with the ownership or operation of the Business or otherwise related to the Contributed Assets or the Assumed Liabilities for which, in each case, any Buyer Indemnified Party (including any Contributed Company) or the Business has or may have any Liability: Section 3.7, Section 3.8(c), Section 3.8(d), Section 3.12, Section 3.14, Section 3.15(b), Section 3.15(d), Section 3.15(g), Section 3.15(k), Section 3.15(l), Section 3.16(b), Section 3.18(b), Section 3.18(c), Section 3.18(e) through Section 3.18(k), Section 3.19(b), Section 3.20, Section 3.23 and Section 3.25.

4.7 Brokers. Except as set forth on Schedule 3.26 of the Company Disclosure Schedule, no broker, finder, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, or any future acquisition or disposition by any Contributed Company, based upon arrangements made prior to the date hereof by or on behalf of such Contributor Party.

4.8 Securities Law Matters; Transfer Restrictions.

(a) Each Contributor Party acknowledges that: (i) Buyer intends the exchange and issuance of the Buyer Securities contemplated hereby be exempt from registration under the Securities Act and applicable state securities Laws by virtue of (A) the status of each Contributor as an “accredited investor” within the meaning of the federal securities Laws, and (B) Regulation D promulgated under Section 4(a)(2) of the Securities Act (“Regulation D”), and (B) Buyer is relying upon the representations and warranties of the Contributor Parties set forth in this Agreement and the Ancillary Agreements in making the determination that the exchange and issuance of the Buyer Securities contemplated hereby qualify for exemption under Rule 506 of Regulation D as an exchange, offer, sale and issuance only to an “accredited investor.”

(b) Each Contributor Party is an “accredited investor” within the meaning of the federal securities Law, including Regulation D.

(c) Each Contributor is acquiring the Buyer Securities for its own account and not with a view to, or for sale in connection with, any “distribution” thereof within the meaning of the Securities Act.

(d) Each Contributor has sufficient knowledge and experience in financial and business matters to enable such Contributor to evaluate the merits and risks of investment in the Buyer Securities. Each Contributor has the ability to bear the economic risk of acquiring the Buyer Securities. Each Contributor Party acknowledges that: (i) the Transactions involve complex Tax consequences for each Contributor Party; (ii) each Contributor Party is relying solely on the advice of such Contributor Party’s own Tax advisors in evaluating such consequences; (iii) Buyer has not made (nor shall it be deemed to have made) any representation or warranty as to the Tax consequences of the Transaction to any Contributor Party or any Affiliate of any Contributor Party; (iv) references in this Agreement to the intended Tax effect of the Transactions shall not be deemed to imply any representation or warranty by Buyer as to a particular Tax effect that may be obtained by any Contributor Party or any Affiliate of any Contributor Party; and (v) each Contributor Party remains solely responsible for all Tax matters relating to any Contributor Party and any Affiliate of any Contributor Party.

(e) Each Contributor Party has had an opportunity to ask questions of, and has received sufficient information and answers from, Buyer and Buyer’s Affiliates concerning Buyer and Buyer’s Affiliates, the Buyer Securities and any Equity Interests into which the Buyer Securities may be exchanged pursuant to the Buyer Charter Documents, and to assess and evaluate any information supplied to such Contributor Party by Buyer and Buyer’s Affiliates.

(f) Each Contributor Party acknowledges that: (i) there are restrictions on the transferability of the Buyer Securities; (ii) the Buyer Securities shall not be registered under the Securities Act or any state securities Laws; and (iii) the Contributor has no right to require that they be so registered. Each Contributor Party agrees that any Buyer Securities such Contributory Party or any Affiliate of any Contributor Party acquires shall not be sold in the absence of registration unless such sale is exempt from registration under the Securities Act and applicable state securities Laws and in accordance with the Buyer Charter Documents as in effect from time to time.

(g) Each Contributor Party understands that there is no established public, private or other market for the Buyer Securities to be issued to any Contributor hereunder, and it is not anticipated that there will be any public, private or other market for such Buyer Securities in the foreseeable future.

(h) Each Contributor Party understands that Rule 144 promulgated under the Securities Act is not currently available with respect to the exchange and issuance of the Buyer Securities contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Contributor Parties that the statements contained in this Article V (Representations and Warranties of Buyer) are true and correct as of the date hereof and as of the Closing:

5.1 Organization and Qualification. Buyer is a legal entity duly organized, validly existing and in good standing under its relevant jurisdiction of organization.

5.2 Authorization of Agreement. Buyer has all requisite limited partnership or other organizational power and authority to execute and deliver this Agreement, the Ancillary Agreements to which it is a party and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Buyer of the Transactions have been duly authorized by all necessary limited partnership or other organizational action, and no other limited partnership or other organizational proceedings on the part of Buyer is necessary to authorize this Agreement, the Ancillary Agreements to which it is a party or to consummate the Transactions. This Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof by the other Parties thereto, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement hereof may be limited by the Enforceability Exceptions.

5.3 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by Buyer does not, and the consummation of the Transactions by Buyer shall not (a) conflict with or violate the Buyer Charter Documents, (b) materially conflict with or violate any Laws applicable to Buyer or by which any of Buyer’s assets or properties are bound or subject, (c) result in any material breach of or constitute a material default (or an event that with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or require payment under any of the properties or assets of Buyer pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party or by or to which Buyer or its respective assets or properties are bound or subject or (d) require Buyer to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Authority or third Person, except for compliance with and filings, notices, consents and approvals that may be required under the Securities Act or similar state securities Laws.

5.4 Litigation. There is no Action pending, or to the Company’s Knowledge, threatened, against Buyer or any of its assets, properties or rights, and Buyer is not subject to any judgment, order, writ, injunction, decree or award of, or any settlement agreement with, any Governmental Authority or other Person, in each case, that challenges or seeks to prevent, enjoin or otherwise delay (or prevent, enjoin or otherwise delay, as applicable) the Transactions.

5.5 Investment Intent. Buyer understands that the Contributed Securities to be acquired by Buyer pursuant to this Agreement have not been, and shall not be, registered under the Securities Act, or under any state securities Laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering. Buyer is acquiring the Contributed Securities solely for Buyer’s account, and not with a view to the distribution thereof.

5.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

5.7 Tax Status of Buyer. Buyer has been at all times during its existence properly classified as a “disregarded entity” for federal income tax purposes and not as an association or publicly-traded partnership taxable as a corporation for such purposes.

5.8 REIT Status. REIT I elected to be treated as a “real estate investment trust” within the meaning of Code Section 856 for federal income tax purposes beginning with its taxable year ended December 31, 2010. Commencing with such taxable year, REIT I has at all times been organized and operated in such a manner so as to qualify for taxation as a “real estate investment trust” under the Code.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Appropriate Actions; Consents; Filings. The Parties shall cooperate with each other in connection with, and the Contributor Parties and the Contributed Companies shall use commercially reasonable efforts to (i) take, or to cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under the Agreement and the other Ancillary Agreements to which they are a party, applicable Law or otherwise to consummate and make effective the Transactions, (ii) obtain from any Governmental Authorities any consents, licenses, Permits, waivers, approvals, authorizations or Orders required to be obtained and to make any filings with or notifications or submissions to any Governmental Authority required to be made by such Governmental Authority in connection with this Agreement, the other Ancillary Agreements to and the consummation of the Transactions, and (iii) make all necessary filings, notices and other required submissions, with respect to this Agreement and the Ancillary Agreements, that are necessary, proper or advisable under applicable Law or otherwise are reasonably required to obtain the Company Approvals and to comply with applicable Law. Each of the Company Approvals shall be in writing and in form and substance reasonably satisfactory to Buyer, and executed counterparts of such Company Approvals shall be delivered to Buyer promptly after receipt thereof, and copies of such notices shall be delivered to Buyer promptly after the making thereof. Notwithstanding anything herein to the contrary, none of Buyer or its Affiliates shall be required to pay any amounts in connection with obtaining any Company Approvals or to provide any guarantees of the obligations of any Contributed Company, the Contributor Parties or any other Person.

6.2 Confidentiality; Public Announcements. Except to the extent disclosure is required by Law or any national or public securities exchange, each Party shall, and shall cause such Party’s Affiliates to, continue to maintain the confidentiality of all Contracts, information, documents and materials relating to the subject matter of this Agreement, the Ancillary Agreements and the Transactions (including the terms, conditions and other provisions hereof and thereof). In the event that any Party reasonably believes, after consultation with counsel, that it is required by Law to disclose any confidential information described in this Section 6.2, excluding, for clarity, disclosure to be included in a proxy statement or similar disclosure, solicitation or notice to Buyer’s or Buyer’s Affiliates’ shareholders or other equityholders, such Party shall: (a) provide the other Parties with prompt notice before such disclosure so that the notifying Party may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information; and (b) cooperate with the other Parties and their Affiliates in attempting to obtain such order or assurance. Except to the extent disclosure is required by Law or any national or public securities exchange, no Party shall issue any press releases, public announcements or other public releases of information related to the subject matter of this Agreement, the Ancillary Agreements or the Transactions, without the written consent of Buyer and the Contributor Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

6.3 D&O Tail Policy. Prior to the Closing Date, Buyer shall purchase and pay the premium in full for, a directors’, managers’ and officers’ liability insurance policy providing “tail” coverage at a limit agreed to by the Contributor Representative and Buyer (which policy may be a continuation or extension of the Contributed Companies’ or the Business’s existing directors’, managers’ and officers’ liability insurance policy(s)) (the “D&O Tail Policy”) for any Contributed Company and its officers, directors, managers and managing members (however designated), including the Persons listed on Schedule 6.3, and their respective successors and assigns.

6.4 Access to Records and Personnel.

(a) Exchange of Information. From and after the Closing Date, until the sixth (6th) anniversary of the Closing Date, each Party shall provide, or cause to be provided, to each other, as soon as reasonably practicable after written request therefor and at the requesting Party’s sole expense, reasonable access (including using commercially reasonable efforts to give access to third parties possessing information), during normal business hours, to the other Party’s Representatives and to any books, records, documents, files and correspondence in the possession or under the control of the other Party that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities Laws) by a Governmental Authority, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements arising from or relating to the Transactions, (iii) for use in any proceeding relating to the infringement of the Intellectual Property Rights of another Person, or (iv) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that no Party shall be required to provide access to or disclose information where such access or disclosure (y) is related to any claim for indemnification pursuant to Section 6.2 or any other claim against a Party or such Party’s Affiliates (provided, that, the foregoing shall not excuse compliance with Article IX (Indemnification), including the indemnification procedures set forth therein) or (z) would violate any Law or agreement, or waive any attorney-client or other similar privilege, and each Party may redact information regarding itself or its Affiliates or otherwise not relating to the other Party and its Affiliates, and, in the event such provision of information could reasonably be expected to violate any Law or agreement or waive any attorney-client or other similar privilege, the Parties shall take all commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b) Ownership of Information. Except as otherwise specifically provided in this Agreement, (i) any information owned by a Party that is provided to a requesting Party pursuant to this Section 6.4 shall be deemed to remain the property of the providing Party and (ii) nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

(c) Record Retention. Except as otherwise specifically provided in this Agreement, each Party shall, and shall cause its Affiliates to, use its commercially reasonable efforts to retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Business and any Contributed Company (the “Books and Records”) in such Party’s respective possession or reasonable control for six (6) years following the Closing Date. Following the expiration of such period, each Party may destroy or otherwise dispose of any Books and Records, provided, that, prior to such destruction or disposal (i) such Party shall use commercially reasonable efforts to provide no less than thirty (30) days’ prior written notice to the other Party of any such proposed destruction or disposal (which notice shall specify in detail which of the Books and Records is proposed to be so destroyed or disposed of), and (ii) if the other Party requests in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such recipient, such Party proposing the destruction or disposal shall, as promptly as practicable, arrange for the delivery of such of the Books and Records as was requested by the other Party (it being understood and agreed that any reasonable out-of-pocket costs associated with the delivery of the requested Books and Records shall be paid by the other Party).

(d) Limitation of Liability. Without limiting the indemnification obligations set forth in Article IX (including any inaccuracies in or breaches of any representations and warranties set forth in this Agreement or any Ancillary Agreement), no Party shall have any Liability to any other Party in the event that any information exchanged or provided pursuant to this Section 6.4 is inaccurate.

(e) Other Agreements Providing For Exchange of Information. From and after the Closing Date, to the extent that Buyer or any Affiliate of Buyer (including any Contributed Company after the Closing) receives any mail or packages addressed to any Contributor Party not relating to the Business, Buyer shall promptly deliver, or cause to be delivered, such mail or packages to the Contributor Representative. From and after the Closing Date, Buyer may deliver to the Contributor Representative any checks or drafts made payable to any Contributor Party or any Affiliate of a Contributor Party that constitute payment in respect of the Business, and the Contributor Representative shall promptly deposit, or cause to be deposited, such checks or drafts, and, upon receipt of funds, reimburse Buyer within five (5) Business Days for the amounts of all such checks or drafts, or, if so requested by Buyer, endorse such checks or drafts to Buyer for collection. From and after the Closing Date, the extent any Contributor Party or any Affiliate of a Contributor Party receives any mail or packages addressed to any Contributed Company or Contributor Party or Affiliate of a Contributor Party that relates to the Business or any Contributed Company, the Contributor Representative shall promptly deliver, or cause to be delivered, such mail or packages to Buyer.

6.5 Insurance Policies.

(a) All insurance policies of any Contributor Party or any Affiliate of a Contributor Party (excluding any Contributed Company who shall continue to hold such rights in and to such policies) in effect at any time at or prior to the Closing Date (the “Contributor Insurance Policies”), together with all rights, benefits and privileges thereunder, shall be retained by the Contributor Parties from and after the Closing Date, and Buyer shall have no rights with respect to such policies, except that, to the extent permitted by such Contributor Insurance Policies and the applicable insurer, Buyer shall have the right to:

(i) assert claims (and the Contributor Parties shall assist Buyer in asserting claims) for any Liability with respect to the Business or any Contributed Company under such Contributor Insurance Policies that are “occurrence basis” policies which provide coverage with respect to the Business or any Contributed Company (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Closing Date to the extent that the terms and conditions of any such Occurrence Basis Policies and any Contracts related to such policies so allow; and

(ii) continue to prosecute claims (and the Contributor Parties shall assist Buyer in connection therewith) for any Liability with respect to the Business or any Contributed Company properly asserted with the insurance carrier prior to the Closing Date under such Contributor Insurance Policies that are “claims made basis” policies and which provide coverage with respect to the Business or any Contributed Company (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Closing Date to the extent that the terms and conditions of any such Claims Made Policies and any Contracts related to such policies so allow.

(b) Buyer shall have the right to notify the Contributor Representative, on behalf of the Contributor Parties, of any claims related to the Business or any Contributed Company that would or may be subject to any Contributor Insurance Policy and based on Events that have occurred or exist at or prior to the Closing Date, and the Contributor Parties shall (i) not seek to change any rights and obligations of any Contributor Party or any Affiliate of a Contributor Party under the Contributor Insurance Policies; and (ii) use their commercially reasonable efforts to timely file such claims with the applicable insurance carriers. Each Party shall use commercially reasonable efforts to keep each other Party advised of the status of (and any developments regarding) any such claims, and to cooperate with each other Party and any insurance carrier in connection with the investigation and defense of any such claims, all in accordance and consistent with the standard practices and procedures established from time to time by Company or any such insurance carrier. The Contributor Representative (on behalf of each Contributor Party) shall remit to Buyer within five (5) Business Days following receipt thereof all proceeds received by any Contributor Party or any Affiliate of any Contributory Party under the Contributor Insurance Policies with respect to such claims made in respect of the Business or the Contributed Companies pursuant to this provision.

6.6 Cooperation with Audit. During the period beginning on the Closing Date and ending on the date that is eighteen (18) months after the Closing Date, each Contributor Party shall, and shall cause its Affiliates to, use commercially reasonable efforts, upon reasonable advance notice by Buyer, to cooperate with Buyer and its Affiliates (including any Contributed Company after the Closing) and their Representatives’ reasonable requests for financial information concerning the Business generally or assistance with an audit of the financial statements of the Business or the Contributed Companies following the Closing Date or other financial or Tax matters relating to the Business or the Contributed Companies.

6.7 Use of Business Marks.

(a) Resource America hereby grants to Buyer and its Affiliates a non-exclusive license to the use of the service marks, names, trade names and trademarks set forth on Schedule 6.7 or substantially similar names and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, or otherwise relating to, used or held for use in, or reasonably required for the ownership or operation of the Business, including any name or mark confusingly similar thereto and the trademarks and service marks related thereto (collectively, the “Business Marks”).

(b) From and after the Closing, the Contributor Parties agree not to, and shall cause their controlled Affiliates (or otherwise consent to the actions of any non-Controlled Affiliate not to, (i) form a new Subsidiary or cause or permit the formation of any Affiliate, or change the name of any existing Subsidiary or Affiliate, the name of which (including by use of any d/b/a) bears any similarity to “Resource”, “Resource Real Estate” or any derivation thereof; (ii) use the Business Marks in connection with any new products, services, business or offerings; or (iii) sell, license, assign or otherwise transfer the Business Marks to any other Person.

(c) Buyer acknowledges that on June 19, 2020, Resource America entered into the agreement described on Schedule 6.7(c) (the “Third Party License Agreement”) pursuant to which Resource America granted a non-exclusive license to use the name Resource to an unaffiliated third party pursuant to the terms of the Third Party License Agreement for a period described on Schedule 6.7(c) (the “Third Party License Term”).

(d) Upon the expiration of the Third Party License Term, Resource America hereby assigns all of its right, title and interest in and to the Business Marks to Buyer (the “Business Marks Assignment”) and each Contributor Party, on behalf of such Contributor Party and such Contributor Party’s Affiliates (other than any Contributed Company), and each of their respective successors, assigns, equityholders, officers, directors, managers, partners, next of kin, representatives, administrators, executors, agents and any other Person claiming by, through, or under any of the foregoing (each, a “Contributor Related Party”), hereby agrees that at such time, Buyer shall have the sole right to use the Business Marks except as provided in Section 6.7(e) below.

(e) Upon the effectiveness of the Business Marks Assignment, subject to the terms and conditions of this Agreement and any Ancillary Agreement, Buyer hereby grants to any existing Subsidiary of the Contributor Parties, the name of which (including by use of any d/b/a) bears any similarity to “Resource”, “Resource Real Estate” or any derivation thereof (the “Permitted Licensees”) a perpetual, non-exclusive, non-sublicensable and non-transferable license to continue to use the name “Resource”, “Resource Real Estate” or any derivation thereof (solely for purposes of operating such Permitted Licensee’s business (excluding the Business) in the ordinary course of business consistent with past practice.

6.8 Further Assurances. From time to time after the Closing Date, each Party shall, upon the reasonable request of another Party, execute and deliver all additional conveyances, transfers, documents, instruments, assignments, applications, certifications, papers and other assurances necessary or desirable to carry out effectively the purpose and intent of this Agreement and the Ancillary Agreements, including the Contribution Agreement, and to transfer the Contributed Securities to Buyer.

6.9 Waiver of Notice & Certain Rights. Each Contributor Party, on behalf of such Contributor Party and any Contributor Related Party, hereby waives: (a) any notice or consent requirements with respect to this Agreement, the Ancillary Agreements and the Transactions, except for post-closing notice obligations specifically contemplated hereby or thereby; and (b) any past, present or future right of first refusal or offer, put or call right, co-sale or tag-along right, pre-emptive, anti-dilution or other similar right of such Contributor Party or Contributor Related Party, that may be applicable to, or triggered by, this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, regardless of whether such requirement or right is pursuant to any Governing Document, Contract, Law or otherwise.

6.10 Waiver of Contribution Rights. Other than the rights expressly set forth in this Agreement and the Ancillary Agreements, from and after the Closing, each Contributor Party, on behalf of itself, each other Contributor Related Party, hereby expressly waives and releases any rights of subrogation, offset, contribution, indemnification, advancement of expenses or other remedies or rights of recovery that such Contributor Party or any Contributor Related Party may be entitled to, whether existing at, prior to or after the Closing, against the Contributed Companies, REIT I, REIT II, REIT III or other Buyer Indemnified Party with respect to any Event that gives or reasonably may give rise to an indemnification obligation or similar liability of such Contributor Party or any Contributor Related Party under this Agreement or any Ancillary Agreement.

6.11 Release. Effective as of the Closing, each Contributor Party, on behalf of itself and each other Contributor Related Party, hereby irrevocably and unconditionally releases and forever discharges the Contributed Companies, Buyer, REIT I, REIT II, REIT III and each of their respective Subsidiaries, and each of their respective individual, joint or mutual, past, present and future directors, managers, partners, employees, advisors, agents, representatives, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, Actions, causes of action and Orders that such Contributor Party or any Contributor Related Party now has, has ever had or may hereafter have against any Releasee, and from any and all obligations, Contracts, debts, Liabilities and obligations that any Releasee now has, has ever had or may hereafter have in favor of such Contributor Party or any Contributor Related Party, in each case, of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, liquidated or unliquidated, and whether or not accrued or due) arising contemporaneously with or before the Closing or on account of or arising out of any matter, cause or Event occurring contemporaneously with or before the Closing, including any rights to indemnification, contribution, advancement of expenses or reimbursement, whether pursuant to any of their respective Governing Documents, Contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing (collectively, the “Released Claims”); provided, that the foregoing release shall not cover claims arising from the Non-Released Matters. “Non-Released Matters” shall mean (i) rights of the Contributor Party (A) under this Agreement or any Ancillary Agreement or any documents or instruments executed in connection herewith and therewith, and (B) to accrued fees due, and reimbursements owed, prior to the Closing under the Contracts set forth on Schedule 6.11; and (ii) obligations of Buyer and Buyer’s Affiliates arising under this Agreement or any Ancillary Agreement or any documents or instruments executed in connection herewith and therewith. Effective as of the Closing, each Contributor Party hereby irrevocably covenants to, and cause each Contributor Related Party to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Action of any kind against any Releasee, based upon any Released Claim. Each Releasee is hereby made an express third party beneficiary of this Section 6.11.

6.12 Contributor Representative. For purposes of this Agreement and the Ancillary Agreements, each Contributor Party hereby agrees to the appointment of Resource America as the representative of each Contributor Party, as the attorney-in-fact for and on behalf of each Contributor Party, and the taking by the Contributor Representative of any and all actions and the making of any decisions required or permitted to be taken by them under or contemplated by this Agreement, the Ancillary Agreements and the other documents, agreements, certificates, schedules or other instruments contemplated hereby or thereby, including the exercise of the power to (i) execute this Agreement, the Ancillary Agreements and any other documents, agreements, certificates, schedules or other instruments contemplated hereby or thereby, including all amendments to such documents, and take all actions required or permitted to be taken under such documents, (ii) authorize delivery to Buyer of the Purchase Price, or any portion thereof (including any Deferred Payment), in satisfaction of indemnification or other claims contemplated by this Agreement or any Ancillary Agreement, (iii) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to such indemnification or other claims, (iv) resolve any indemnification or other claims, (v) receive and forward notices and communications pursuant to this Agreement and any Ancillary Agreement, and (vi) take all actions necessary in the judgment of the Contributor Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, the Ancillary Agreements and any other documents, agreements, certificates, schedules or other instruments contemplated hereby or thereby. Resource America hereby accepts his appointment as the Contributor Representative. The Contributor Representative is hereby authorized by each Contributor Party to act on its behalf as required hereunder and under the Ancillary Agreements and to disburse the Purchase Price (including any Deferred Payment). Each Contributor Party agrees to be bound by all actions taken and documents executed by the Contributor Representative in connection with is Agreement, the Ancillary Agreements and any other documents, agreements, certificates, schedules or other instruments contemplated hereby or thereby, including this Section 6.12. Each Buyer Indemnified Party shall be entitled to rely on any action or decision of the Contributor Representative as the full and final decision of the Contributor Parties and shall be fully protected and indemnified for its reliance thereof. Each Contributor Party shall release and discharge the Buyer Indemnified Parties from and against any Liability arising out of or in connection with any action or decision of the Contributor Representative or the Contributor Representative’s failure to distribute any amounts received by the Contributor Representative on behalf of, or for further distribution to, each Contributor Party. From and after the Closing, the Contributor Parties may appoint a new Contributor Representative by unanimous written consent by sending notice of such appointment to Buyer. Such appointment shall be effective upon the later of the date indicated in the notice or the date such notice is received by Buyer.

ARTICLE VII

TAX MATTERS

7.1 Tax Return Filings. The Contributor Representative (on behalf of the Contributor Parties) shall timely file or cause to be timely filed when due all Tax Returns required to be filed by or with respect to the Contributed Companies for all Tax periods ending on or prior to the Closing Date that are due on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon. Buyer shall timely file or cause to be timely filed when due all Tax Returns required to be filed by or with respect to the Contributed Companies for all Tax periods beginning on or prior to the Closing Date that are due after the Closing Date (each, a “Pre-Closing Tax Return”), and the Contributor Representative (on behalf of the Contributor Parties) shall advance to Buyer any Taxes reflected on any Pre-Closing Tax Return at least five (5) Business Days prior to the due date of such Pre-Closing Tax Return. All such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law and on a basis consistent with this Agreement.

7.2 Cooperation. Each Party shall cooperate, to the extent reasonably requested by any other Party, in connection with the preparation and filing of Tax Returns and any audit, Action, or other proceeding involving Taxes. Cooperation shall include the retention and the provision of records and other information reasonably relevant to the preparation of a Tax Return or the conduct of an audit, litigation, or other proceeding in accordance with Section 6.4 and Section 6.6.

7.3 Transfer Taxes. The Contributors shall be liable for, and shall pay any transfer taxes customarily imposed on a contributor in an asset contribution transaction, and Buyer shall be liable for, and shall pay any transfer taxes customarily imposed on a contributee in an asset contribution transaction, that are imposed in connection with the transfer of the contributed assets pursuant to this Agreement and each shall timely file all Tax Returns required with respect thereto (the “Transfer Taxes”). Each Party shall use its commercially reasonable efforts to avail itself of any available exemptions from any Transfer Taxes, and shall cooperate with the other Parties in timely providing any information and documentation, including resale certificates, that may be necessary to obtain such exemptions.

7.4 Agreed Tax Treatment. For federal income tax purposes, the acquisition of Contributed Securities from each Contributor by Buyer is intended to qualify as (i) a part tax-deferred contribution of property from such Contributor to Buyer in exchange for partnership interests under Code Section 721 to the extent of the Final Purchase Price received in Buyer Securities by such Contributor and (ii) a part sale of property from such Contributor to Buyer under Code Section 707 to the extent of the Final Purchase Price received by such Contributor in cash. Except upon a final determination by a Governmental Authority holding otherwise, each Party hereby agrees to report, and cause their Affiliates to report, the Transaction for all federal income tax purposes (including for purposes of reporting on any Tax Returns filed by Buyer, any Contributor Party or the Contributor Representative) in a manner that is consistent with the provisions of this Section 7.4 and no Party shall take, and shall cause their Affiliates to not take, any position (whether in audits, or Tax Returns or otherwise) that is inconsistent with the provisions of this Section 7.4.

7.5 Section 704(c) Method. Buyer shall report allocations of income, gain, loss and deduction (as computed for tax purposes) with respect to the property deemed contributed by a Contributor to Buyer for U.S. federal income tax purposes pursuant to Code Section 721 so as to take account of any built-in gain under Code Section 704(c) or the principles set forth in Treasury Regulations Section 1.704-3(a), as the case may be, using the “traditional method” without curative allocations, as specifically provided in Treasury Regulations Section 1.704-3(b). Buyer shall not transfer such property to RRE Opportunity OP II, LP, a Delaware limited partnership (“REIT II Operating Partnership”), in connection with the REIT I/II Merger in a transaction that qualifies for the non-recognition of gain for U.S. federal income tax purposes unless REIT II Operating Partnership agrees to the use of the “traditional method” without curative allocations with respect to the transferred property for purposes of allocations under Code Section 704(c) of the Code.

7.6 Purchase Price Allocation.

(a) Within sixty (60) days of the determination of the Final Adjustment Amount, Buyer shall prepare and deliver to Contributor Representative a draft schedule (the “Allocation Schedule”) allocating the Final Purchase Price (and any liabilities considered assumed by Buyer that are treated as purchase consideration for Tax purposes) among the assets and properties of the Contributed Companies in accordance with the principles of Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The Allocation Schedule shall be consistent with the Distribution Schedule. If Contributor

Representative has any objections to the Allocation Schedule, then Contributor Representative shall deliver to Buyer a statement setting forth such objections (the “Allocation Objections Statement”) within fourteen (14) days following receipt of the Allocation Schedule (the “Allocation Review Period”). The Allocation Objections Statement must describe in reasonable detail the items contained in the Allocation Schedule that Contributor Representative disputes and the basis for such dispute. To the extent any items are not disputed in the Allocation Objections Statement they will be deemed to have been accepted by Contributor Representative. If an Allocations Objection Statement is not delivered to Buyer within the Allocation Review Period, then the Allocation Schedule shall be final, conclusive, and binding on the Parties and shall not be subject to judicial, arbitral or any other form of review. If an Allocation Objections Statement is delivered to Buyer within the Allocation Review Period, then Buyer and Contributor Representative shall negotiate in good faith to resolve any such objections. If Buyer and Contributor Representative do not reach a final resolution within fourteen (14) days after the delivery of the Allocation Objections Statement, then Buyer and Contributor Representative shall submit such dispute to the Accounting Firm which, acting as an expert and not an arbitrator, shall resolve the items in dispute with respect to the Allocation Schedule. The Accounting Firm shall only decide the specific items under dispute by the Parties. Buyer and Contributor Representative shall use their respective commercially reasonable efforts to cause the Accounting Firm to resolve all disagreements as soon as practicable. The resolution of the dispute by the Accounting Firm, or any written agreement of Buyer and Contributor Representative as to the resolution of the dispute, shall be final, conclusive, and binding on the Parties and shall not be subject to judicial, arbitral or any other form of review. The fees, costs and expenses of the Accounting Firm shall be borne pro rata as between Contributor Representative, on the one hand, and Buyer, on the other hand, in proportion to the final allocation made by the Accounting Firm of the disputed items weighted in relation to the claims made by Contributor Representative, on the one hand, and Buyer, on the other hand, such that the prevailing party pays the lesser proportion of such fees, costs and expenses. The Parties agree that the procedure set forth in this Section 7.6 for resolving disputes with respect to the Allocation Schedule shall be the sole and exclusive remedy for resolving such disputes.

(b) The Parties shall file, or cause to be filed, all Tax Returns (including amended Tax Returns, claims for refund and information reports) in a manner consistent with the Allocation Schedule (as finalized) and shall not take any position contrary thereto unless otherwise required by applicable Law. In the event of any subsequent adjustment to the Purchase Price (or other relevant item for income Tax purposes), the Parties shall report, or cause to be reported, such adjustment in a manner consistent with the Purchase Price allocation. If any taxing authority disputes the Tax treatment pertaining to the Allocation Schedule, the Party receiving notice of the dispute shall promptly notify the other Parties of such dispute and the Parties shall cooperate in good faith in responding to such dispute to preserve the effectiveness of such allocation.

ARTICLE VIII

CLOSING DELIVERIES

8.1 Closing Deliveries of the Contributors. At the Closing, the Contributors shall or cause to be delivered to Buyer (unless the delivery thereof is waived in writing by Buyer) the following documents and other items, in form and substance acceptable to Buyer:

(a) Contributed Company Secretary’s Certificate. A certificate, dated as of the Closing Date, duly executed on behalf of each Contributed Holding Company by its Secretary, certifying (i) the Company Charter Documents, (ii) the resolutions of the sole member of each Contributed Holding Company approving the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the Transactions and (iii) the action taken by written consent of the members of each Contributed Holding Company approving the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the Transactions.

(b) Contributor Party Secretary’s Certificate. A certificate, dated as of the Closing Date, duly executed on behalf of each Contributor Party by its Secretary, certifying (i) the Governing Documents of each Contributor Party, (ii) the resolutions of the board of directors or managers of each Contributor Party approving the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the Transactions and (iii) the action taken by written consent of the stockholders, members, board of directors or manager, as applicable, of each Contributor Party approving the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the Transactions.

(c) A&R Buyer LP Agreement. The A&R Buyer LP Agreement, dated as of the Closing Date, duly executed by each Contributor, pursuant to which each Contributor shall become party and subject to the Buyer A&R LP Agreement immediately upon consummation of the Transactions.

(d) Employment Agreement. An Employment Agreement, in substantially the form attached hereto as Exhibit H (each, an “Employment Agreement”), dated as of the Closing Date, duly executed by each of Alan Feldman, Thomas Elliott and Michele Weisbaum.

(e) Acknowledgement and Agreement of Termination. An Acknowledgement and Agreement of Termination, in substantially the form attached hereto as Exhibit I (each, an “Acknowledgement of Termination”), dated as of the Closing Date, duly executed by each of Alan Feldman, Thomas Elliott and Michele Weisbaum.

(f) Restrictive Covenant Agreements (Key Employee). A Restrictive Covenants Agreement, in substantially the form attached hereto as Exhibit J (each, a “Restrictive Covenants Agreement (Key Employee)”), dated as of the Closing Date, duly executed by each of Alan Feldman, Thomas Elliott and Michele Weisbaum.

(g) Restrictive Covenant Agreements (Contributor Assignor). A Restrictive Covenants Agreement, in substantially the form attached hereto as Exhibit K (each, a “Restrictive Covenant Agreement (Contributor Assignor)”), dated as of the Closing Date, duly executed by each Contributor Assignee.

(h) Transitional Services Agreement. A Transitional Services Agreement, in substantially the form attached hereto as Exhibit L (the “Transitional Services Agreement”), dated as of the Closing Date, duly executed by each Contributor Party.

(i) Assignment of Lease Agreements. An Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit M-1, an Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit M-2 and the Agreement, in substantially the form attached hereto as Exhibit M-3 (collectively, the “Assignment of Lease Agreements”), dated as of the Closing Date, duly executed by Resource America and PM Contributor.

(j) Sublease Agreement. A Sublease Agreement, in substantially the form attached hereto as Exhibit N (the “Sublease Agreement”), dated as of the Closing Date, duly executed by Resource America.

(k) Advisor I Amendment. A Waiver and Amendment to Fourth Amended and Restated Advisory Agreement, in substantially the form attached hereto as Exhibit O (the “Advisor I Amendment”), dated as of the Closing Date, duly executed by Resource Real Estate Opportunity Advisor, LLC.

(l) Advisor II Amendment. A Second Amended and Restated Advisory Agreement , in substantially the form attached hereto as Exhibit P (the “Advisor II Amendment”), dated as of the Closing Date, duly executed by Resource Real Estate Opportunity Advisor II, LLC.

(m) Pre-Closing Statement. The Pre-Closing Statement, dated as of the Closing Date, duly executed by each Contributor.

(n) Distribution Schedule. The final Distribution Schedule, prepared in accordance with Section 2.4(a)(i).

(o) Good Standing Certificates. Certificates of the appropriate officials of each jurisdiction where any Contributed Company is, or is required to be, qualified to do business stating that such Contributed Company is in good standing, qualified to do business or the equivalent in such jurisdiction, certified on a date not greater than five (5) Business Days prior to the Closing Date.

(p) Termination of Contracts. Evidence of the termination of the Contracts set forth on Schedule 8.1(p).

(q) Required Consents. Copies of each Company Approval set forth on Schedule 8.1(q).

(r) Resignations. Resignations and releases, duly executed by each of the directors, managers, officers or managing members (however designated) of any Contributed Company set forth on Schedule 8.1(r).

(s) FIRPTA Certificates. An affidavit from each Contributor, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that such Contributor is not a “foreign person” for purposes of Section 1445 of the Code.

(t) Assignments of Contributed Securities. Certificates representing any Contributed Securities (to the extent such Contributed Securities are certificated), together with any other appropriate instruments of transfer to convey the same to Buyer.

(u) Reorganization Documents. Copies of each Reorganization Document.

(v) Investor Rights Agreement. An Investor Rights Agreement, in substantially the form attached hereto as Exhibit Q (the “Investor Rights Agreement”), dated as of the Closing Date, duly executed by each Contributor Party and Buyer.

(w) Voting Agreement. A Voting Agreement, in substantially the forms attached hereto as Exhibit R-1 and Exhibit R-2 (each, a “Voting Agreement”), dated as of the Closing Date, duly executed by REIT II and each of Alan Feldman and Advisor Contributor, respectively.

8.2 Closing Deliveries of Buyer. At the Closing, Buyer shall deliver or cause to be delivered to the Contributors (unless the delivery is waived in writing by the Contributors) the following documents and other items:

(a) A&R Buyer LP Agreement. The A&R Buyer LP Agreement, dated as of the Closing Date and executed by Buyer.

(b) Transitional Services Agreement. The Transitional Services Agreement, dated as of the Closing Date, duly executed by Buyer.

(c) Assignment of Lease Agreements. The Assignment of Lease Agreements, dated as of the Closing Date, duly executed by REIT I.

(d) Sublease Agreement. The Sublease Agreement, dated as of the Closing Date, duly executed by Buyer.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification by Contributor Parties. Subject to the terms and conditions of this Article IX (Indemnification), upon the Closing of the Transactions, each of the Contributor Parties hereby, jointly and severally, agree to indemnify, defend and hold harmless Buyer and Buyer’s Affiliates (including the Contributed Companies from and after the Closing), and each of their respective Affiliates, equityholders, partners, directors, managers, officers, employees, advisors, agents, representatives, successors and assigns (each, a “Buyer Indemnified Party”) from and against any and all Damages, without duplication, suffered, incurred or sustained by, or imposed upon, the Buyer Indemnified Parties resulting from, related to or arising out of:

(a) any breach of or inaccuracy in any representation or warranty of any Contributed Company or any Contributor Party set forth in (i) this Agreement or (ii) any Ancillary Agreement (other than the Excluded Agreements);

(b) any breach of or non-fulfillment of any covenant or agreement set forth in (i) this Agreement or (ii) any Ancillary Agreement (other than the Excluded Agreements) required to be performed by any Contributed Company (at or prior to the Closing) or any Contributor Party;

(c) any Indemnified Taxes;

(d) any (i) Indebtedness of any Contributed Company or Transaction Expenses, in each case, to the extent not paid in full at the Closing or actually included in the calculation of the Final Adjustment Amount or (ii) any Adjustment Shortfall;

(e) any (i) actual errors, omissions or inaccuracies in the Distribution Schedule or (ii) error, omission or inaccuracy in the Distribution Schedule alleged by any Person (other than a Buyer Indemnified Party);

(f) any Action by any actual or alleged holder of any Equity Interests of any Contributed Company, including as a result of or in connection with the (i) determination of the vested and unvested status of such Equity Interests, (ii) termination, cancellation, exercise or net exercise of such Equity Interests, (iii) distribution of the Purchase Price pursuant to the terms of this Agreement or any Ancillary Agreement; or (iv) actions or omissions (including any allegation of breach of fiduciary duty) of any Contributed Company, any Contributor Party or any Representative of any Contributed Company or Contributor Party in connection with this Agreement, the Ancillary Agreements or the Transactions;

(g) any Excluded Liability; and

(h) any Excluded Asset, including the ownership, use and operation of any Excluded Asset after the Closing.

9.2 Indemnification by Buyer. Subject to the terms and conditions of this Article IX (Indemnification), upon the Closing of the Transactions, Buyer shall indemnify, defend and hold harmless each of the Contributor Parties and each of their respective Affiliates, equityholders, partners, directors, managers, officers, employees, advisors, agents, representatives, successors and assigns (each, a “Contributor Indemnified Party”), from and against any and all Damages, without duplication, suffered, incurred or sustained by, or imposed upon, the Contributor Indemnified Parties resulting from, related to or arising out of:

(a) any breach of or inaccuracy in any representation or warranty of Buyer set forth in (i) this Agreement or in any (ii) Ancillary Agreement (other than the Excluded Agreements); and

(b) any breach of or non-fulfillment of any covenant or agreement contained in (i) this Agreement or (ii) any Ancillary Agreement (other than the Excluded Agreements) required to be performed by Buyer.

9.3 Survival, Time for Claims. Subject to the terms and other provisions of this Agreement:

(a) Survival.

(i) All of the representations and warranties, covenants and agreements set forth in this Agreement or in any Ancillary Agreement (other than the Excluded Agreements) delivered in connection with this Agreement shall survive the Closing and continue in full force and effect until expiration of the Applicable Survival Period set forth in this Section 9.3(a). No Indemnified Party shall be entitled to indemnification for any Damages pursuant to the terms of this Article IX (Indemnification) unless (A) Buyer, on behalf of the Buyer Indemnified Parties or (B) the Contributor Representative, on behalf of the Contributor Indemnified Parties, delivers a Claim Notice setting forth its claim for indemnification to the Contributor Representative (in the case of a Buyer Indemnified Party) or Buyer (in the case of a Contributor Indemnified Party) prior to expiration of the Applicable Survival Period, in which case, such claims and any representations, warranties, covenants or agreements contemplated thereby shall survive expiration of the Applicable Survival Period until final resolution thereof that is not subject to appeal and any Damages resulting from, related to or arising out of such claim shall be fully-recoverable, subject to the limitations set forth herein.

(A) With respect to the representations and warranties set forth in this Agreement and any Ancillary Agreement (other than the Excluded Agreements), the term “Applicable Survival Period” shall be the period immediately following the Closing and ending at 11:59 p.m. (Eastern Time) on the date that is eighteen (18) months after the Closing Date (the “General Survival Date”); provided that the Applicable Survival Period with respect to Damages arising from or as a result of a breach of or inaccuracy in: (1) any of the Fundamental Representations (excluding the representations and warranties set forth in Section 3.15 (Taxes)) shall survive the Closing for a period of five (5) years; and (2) the representations and warranties set forth in Section 3.15 (Taxes) shall be the date which is thirty (30) days following the expiration of all applicable statute of limitations related to the underlying subject matter of such representation or warranty (taking into account any extensions or waivers thereof).

(B) With respect to the covenants and agreements set forth in this Agreement and any Ancillary Agreement (other than the Excluded Agreements), the term “Applicable Survival Period” shall be the period immediately following the Closing and ending as of the time or on the date such covenant or agreement expressly terminates in accordance with its terms or if no such period is expressly provided, such covenant and agreement shall have no time limitation and shall continue in full force indefinitely; provided, that, the indemnification obligation set forth in Section 9.1(c) shall survive the Closing until the date which is thirty (30) days following the expiration of all applicable statute of limitations related to the underlying subject matter of such claim (taking into account any extensions or waivers thereof).

(ii) Notwithstanding anything in Section 9.3(a)(i) to the contrary, in the event that any breach of, inaccuracy in, or non-fulfillment of any representation, warranty, covenant or agreement of any Party constitutes Fraud, the term “Applicable Survival Period” shall have no time limitation and such representation, warranty, covenant or agreement shall survive the Closing and continue in full force indefinitely.

(b) Time for Claims. It is the express intent of the Parties that, if the Applicable Survival Period is longer than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall automatically be increased to the extended survival period set forth in this Section 9.3. The Parties further acknowledge that the Applicable Survival Period set forth in this Section 9.3 for the assertion of claims under this Agreement are the result of an arm’s-length negotiation among the Parties and that the Parties intend for the time periods to be enforced as agreed by the Parties.

9.4 Liability Limitations. The rights of the Indemnified Parties to indemnification pursuant to the provisions of Section 9.1 and Section 9.2 are subject to the following limitations:

(a) Contributor Mini-Basket. The Buyer Indemnified Parties shall not be entitled to recover from any Contributor Party under Section 9.1(a)(i) unless and until the aggregate amount of Damages incurred, paid or accrued by the Buyer Indemnified Parties, individually or in the aggregate, arising from or related to an individual claim (or series of one or more claims arising from the same or substantially similar facts or circumstances) for any breach of or inaccuracy in any Materiality Qualified Rep, exceeds an amount equal to $13,500 (the “Contributor Mini-Basket”) (at which point such Damages shall be recoverable by the Buyer Indemnified Parties from the first dollar and count towards satisfaction of the Contributor Deductible).

(b) Contributor Deductible. The Buyer Indemnified Parties shall not be entitled to recover from any Contributor Party under Section 9.1(a)(i) unless and until the aggregate amount of Damages incurred, paid or accrued by the Buyer Indemnified Parties, individually or in the aggregate, exceeds an amount equal to $675,000 (the “Contributor Deductible”) (at which point the Buyer Indemnified Parties shall be entitled to indemnification for any Damages in excess of the Contributor Deductible, subject to the Contributor General Cap); provided, that, neither the Contributor Mini-Basket nor the Contributor Deductible shall apply to any Damages arising from or as a result of any (i) action or inaction that constitutes Fraud or (ii) breach of or inaccuracy in the Fundamental Representations of any Contributed Company or any Contributor Party, and any such Damages shall be recoverable from the first dollar and count towards satisfaction of the Contributor Deductible.

(c) Contributor General Cap. The Buyer Indemnified Parties shall not be entitled to recover from any Contributor Party under Section 9.1(a)(i) for more than an amount equal to $13,500,000 (the “Contributor General Cap”); provided, that, the Contributor General Cap shall not apply to any Damages arising from or as a result of any (i) action or inaction that constitutes Fraud (ii) breach of or inaccuracy in the Fundamental Representations of any Contributed Company or any Contributor Party, and any such Damages shall not count towards satisfaction of the Contributor General Cap.

(d) Contributor Purchase Price Cap. The maximum liability, in the aggregate, of the Contributor Parties, collectively, with respect to Damages indemnifiable under Section 9.1 shall be an amount equal to the Final Purchase Price (the “Contributor Purchase Price Cap”); provided, that, the Contributor Purchase Price Cap shall not apply to any Damages arising from or as a result of any action or inaction that constitutes Fraud, and any such Damages shall not count towards satisfaction of the Contributor Purchase Price Cap.

(e) Buyer Purchase Price Cap. The maximum liability of Buyer, in the aggregate, with respect to Damages indemnifiable under Section 9.2(a) shall be an amount equal to $135,000,000 (the “Buyer Purchase Price Cap”).

9.5 Materiality. For purposes of determining whether there has been a breach or alleged breach of or inaccuracy in any representation or warranty set forth in this Agreement or any Ancillary Agreement, and in calculating the amount of any Damages with respect to any such breach or inaccuracy, any qualifications in such representation or warranty (including in any definitions contained therein) referencing the terms “substantial”, “material,” “material and adverse”, “materially,” “Company Material Adverse Effect,” “in all material respects” or words of similar import or effect (each, a “Materiality Qualifier”) shall be disregarded.

9.6 Special Rule for Bad Acts. Notwithstanding anything in this Agreement to the contrary, in no event shall any provision of this Agreement limit or restrict the rights or remedies of any Indemnified Party for Fraud by an Indemnifying Party arising from or relating to the subject matter of this Agreement or the Transactions. In the event of any breach of, inaccuracy in, or non-fulfilment of a representation, warranty, covenant or agreement by an Indemnifying Party arising from or relating to Fraud, such representation, warranty, covenant or agreement shall survive the Closing and continue in full force and effect without any time, economic, procedural or any other limitation.

9.7 Alternative Provisions. If an Indemnified Party’s claim under this Article IX may be brought under different one or more sections of Section 9.1 or Section 9.2, as applicable, then such Indemnified Party shall have the right to bring such claim under any applicable section it chooses in accordance with this Article IX.

9.8 Calculation of Damages. For purposes of calculating the amount of Damages incurred by an Indemnified Party for purposes of this Agreement, such amount shall:

(a) be reduced by the amount of any Tax benefit that results in a reduction in the amount of Taxes payable by the Indemnified Party (determined on a “with and without basis”) as a result of the economic loss with respect to which the Indemnified Party is being indemnified in accordance with this Article IX solely in the taxable year in which such economic loss is incurred (solely for purposes of this Section 9.8(a), Buyer shall be treated as being subject to federal income tax only, but not any state or local income tax, at the maximum statutory marginal rate of tax applicable to an individual, taking into account the deduction available under Section 199A of the Code and the character of income as long-term capital gain or ordinary income);

(b) be reduced by the amount of any insurance proceeds actually received by such Indemnified Party in respect of such Damages, net of any deductible amounts, any increased premiums and any fees, costs or expenses associated with obtaining such insurance proceeds; and

(c) not include any amounts actually taken into account as a Current Liability or Transaction Expense in the determination of Final Adjustment Amount and resulting in a corresponding decrease to the Purchase Price (it being understood and agreed that the intent of this Section 9.8(c) is to avoid “double counting” or duplicative recovery of the same amount of any Liability hereunder).

9.9 Indemnification Claims Procedures.

(a) Third Party Claims.

(i) Notice of Third Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a Third Party Claim against an Indemnified Party shall be made in accordance with the procedures set forth in this Section 9.9. An Indemnified Party shall give written notice (a “Claim Notice”) to the Indemnifying Party of any Third Party Claim giving rise to a claim for indemnification against the Indemnifying Party within thirty (30) days after the Indemnified Party receives written notice of the assertion of such Third Party Claim; provided, that the failure to notify or delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of any of its obligations under this Agreement, except in the event (and only to the extent) the Indemnifying Party and the defense of such claim are actually and materially prejudiced as a result thereof. Such Claim Notice shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such Third Party Claim and the amount of the Damages determinable at such time.

(ii) Assumption of Defense, etc. Within fifteen (15) days after receipt of a Claim Notice with respect to any Third Party Claim (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party may assume the defense of such matter by providing written notice of such assumption (an “Assumption Notice”) to the Indemnified Party. Such Assumption Notice shall certify that the Indemnifying Party will be responsible for and indemnify the Indemnified Party from and against the entirety of any Damages resulting from, arising out of, relating to, in the nature of or caused by such Third Party Claim subject to any dollar limitation set forth in this Article IX (Indemnification) (e.g., any cap, basket, deductible, etc.) and any obligation of the Indemnified Party to seek recovery under any insurance policy or other right of recovery.

(iii) Limitations on Indemnifying Party’s Assumption of Control. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of the defense of such Third Party Claim if such claim (i) seeks (whether in whole or in part) any injunctive, equitable or other non-monetary relief, (ii) involves a criminal or quasi-criminal Action, (iii) could reasonably be expected to have a materially adverse effect on the business, assets or properties, or establish a precedent, custom or practice materially adverse to the continuing business interests, of the Indemnified Party or (iv) could result in Damages in excess of the Indemnified Party’s right to recover from the Indemnifying Party pursuant to this Article IX (Indemnification).

(iv) Limitations on Indemnifying Party Control. In the event the Indemnifying Party properly assumes the defense of the Third Party Claim in accordance with Section 9.9(a)(i), (i) the Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party and use commercially reasonable efforts to defend such Third Party Claim actively and diligently and (ii) the Indemnified Party may retain separate counsel of its own choice and participate in the defense of the Third Party Claim, at its own expense, unless the Indemnified Party reasonably determines that there is a material conflict of interest between or among the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, in which case, the fees, costs and expenses of such counsel shall be borne by the Indemnifying Party. The Indemnifying Party shall not permit a default or consent to the entry of any judgment with respect to the matter or enter into any settlement or compromise with respect to the matter if (A) such default, entry, settlement or compromise involves any finding or admission of any violation of Law or otherwise contains or requires any admission of guilt, fault or Liability of any Indemnified Party or any of its Affiliates, (B) does not cause each Indemnified Party to be fully and unconditionally released from all Liability with respect to such Third Party Claim, or (C) imposes any equitable remedies or non-monetary obligations on the Indemnified Party. Any default or entry of any judgement or settlement or compromise that does not comply with this Section 9.9(a)(i) shall not be determinative of the amount of

Damages with respect to any related claims for indemnification pursuant to this Article IX (Indemnification). If the Indemnifying Party assumes the defense of any Third Party Claim in accordance with this Section 9.9(a)(i), it will be deemed conclusively established for purposes of this Agreement that all claims asserted or alleged in such proceeding are within the scope of and are subject to the indemnification provisions set forth in this Article IX (Indemnification), and the Indemnifying Party shall not be permitted to contest the applicability of this Article IX (Indemnification) to such claims.

(v) Indemnified Party’s Control. In the event that the Indemnifying Party or the Contributor Representative, as applicable, elects not to assume or is not entitled to assume or fails to properly assume the defense of the Third Party Claim in accordance with Section 9.9(a)(i), the Indemnified Party the right to control the defense of such Third Party Claim and may defend against the matter in any manner that it reasonably may deem appropriate with counsel of its own choice, at the cost and expense of the Indemnifying Party, and may consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to matter without the consent of the Indemnifying Party; provided, however, that (i) if such consent is not obtained, such settlement shall not be dispositive of the amount of or existence of any indemnifiable Damage hereunder; and (ii) the Indemnifying Party may retain separate counsel of its own choice and, upon reasonable request by Indemnifying Party and as commercially practicable, participate in the defense of the Third Party Claim, at its own expense, unless the Indemnified Party reasonably determines that there is a material conflict of interest between or among the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim.

(vi) Cooperation. Each Indemnifying Party shall (i) use commercially reasonable efforts to cooperate in the defense, negotiation and settlement of any Third Party Claim in connection with this Section 9.9, (ii) make available witnesses in a timely manner to provide testimony through declarations, affidavits, depositions, or at hearing or trial and work with each other in preparation for such events consistent with deadlines dictated by the particular Third Party Claim, (iii) preserve any documents and materials reasonably required by litigation hold orders pending with respect to particular Third Party Claims, and (iv) provide such documents and materials as required by legal procedure or court order or consistent with deadlines dictated by a particular matter or requests by the Indemnified Party; provided, that such cooperation shall not require any waiver of any attorney-client or other privilege or the work product doctrine.

(b) Direct Claims. Any claim by an Indemnified Party on account of a Damage which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted in a Claim Notice and delivered to the Indemnifying Party prior to the expiration of the Applicable Survival Period. Such Claim Notice shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such Direct Claim and the amount of the Damages determinable at such time. If the Indemnifying Party in good faith objects to any claim made in a Claim Notice, then the Indemnifying Party shall deliver a written notice (a “Claim Dispute Notice”) to the Indemnified Party during the thirty (30) day period commencing following delivery by the Indemnified Party of the Claim Notice. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made in the Claim Notice. Each claim for indemnification set forth in such Claim Notice shall be deemed to have been conclusively determined in the Indemnified Party’s favor for purposes of this Article IX (Indemnification) on the terms set forth in the Claim Notice upon the earlier of (i) notice that the Indemnifying Party agrees with the Direct Claims asserted in the Claim Notice or (ii) expiration of such thirty (30) day period if the Indemnifying Party does not deliver a Claim Dispute Notice to the Indemnified Party prior to the expiration of such thirty (30) day period. In such event, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party at the Indemnifying Party’s expense pursuant to the terms and subject to the provisions of this Agreement.

(c) Indemnification Objections. In the event the Indemnifying Party timely objects, in whole or in part, to a claim for indemnification under this Article IX (Indemnification), then such Indemnifying Party shall not be obligated to provide indemnification with respect to such properly disputed claim (or such disputed portion) unless and until (i) a court of competent jurisdiction or arbitration tribunal has determined that the Indemnifying Party is liable or responsible for such Damages in a final, non-appealable judgment or arbitration award or (ii) such matter has been finally resolved by written agreement of Buyer and the Contributor Representative.

9.10 Satisfaction of Indemnification Claims; Right of Set-Off; Reservation.

(a) (a) Subject to the provisions of this Article IX (Indemnification), including this Section 9.10, any Damages payable to any Contributor Indemnified Party from Buyer pursuant to this Article IX, shall be effected promptly (and, in any event, within five (5) Business Days after (i) a court of competent jurisdiction or arbitration tribunal has determined that the Indemnifying Party is liable or responsible for such Damages in a final, non-appealable judgment or arbitration award, (ii) such matter has been resolved by written agreement of Buyer and the Contributor Representative or (iii) if applicable, expiration of the applicable period for the delivery of a Claim Dispute Notice in respect of such Damages pursuant to Section 9.9(b) if the applicable Indemnifying Party does not deliver a Claim Dispute Notice in respect of such Damages prior to the expiration of such period, (each of clause (i), (ii) and (iii), a “Resolved Claim”)) in the Contributor Representative’s sole discretion by (x) the cancellation or clawback of Buyer Securities pursuant to Section 9.10(c), (y) wire transfer of immediately available funds from the Contributor Parties, jointly and severally, to an account designated by the Indemnified Party (provided, that, notwithstanding the foregoing, in the event the Contributor Parties fail to so timely pay, Buyer shall be entitled to cancel or clawback Buyer Securities or setoff against any Deferred Payment) or (z) by way of setoff against any Deferred Payment then due and payable.

(b) Subject to the time and economic limitations (including the Applicable Survival Periods, the Contributor Mini-Basket, and Contributor General Cap) of this Article IX, from and after the Closing, prior to payment on the applicable payment date for any Deferred Payment, Buyer may retain an amount (up to the total amount of such Deferred Payment payable, but in no event shall an aggregate amount of more than $13,500,000 be so retained) equal to the amount of indemnity claims under this Article IX (Indemnification) asserted in good faith by any Buyer Indemnified Party on or prior to the expiration of the Applicable Survival Period of such claim that remain unresolved (each, an “Unresolved Claim”). Any funds retained and reserved by Buyer for an Unresolved Claim shall be payable, within five (5) Business Days following the final resolution of such Unresolved Claim in accordance with this Article IX and paid (or the applicable portion thereof) (i) to the Buyer Indemnified Parties, if applicable, by way of setoff against the applicable Deferred Payment and (ii) to the Contributor Representative (on behalf of and for further distribution to the Contributors in accordance with their Pro Rata Portion) in cash by wire transfer of immediately available funds in accordance with wire instructions provided by the Contributor Representative, along with an amount of an interest equal to 5.0% per annum with respect to the amount so retained or reserved but is not payable to the Buyer Indemnified Parties pursuant to clause (i) calculated for the period beginning on the first day such amount was so retained or reserved but otherwise due to the Contributors and ending on the date on which the applicable amount is distributed to Contributor Representative.

(c) To the extent the Contributor Representative validly elects to pay Damages in respect of a Resolved Claim pursuant to Section 9.10(a) by (i) requiring the return and cancellation of Buyer Securities or (ii) wire transfer of immediately available funds but fails to timely pay, Buyer shall be entitled to cancel or clawback Buyer Securities, with the number of Buyer Securities to be so returned and cancelled equal to: (a) a number of Common Units equal to (A) one-half of the amount of Damages payable in respect of such Resolved Claim, divided by the product of (i) $10.96 and (ii) a fraction, the numerator of which is the number of Common Units issued at the Closing and the denominator of which is the number of Common Units at the time of such payment, as-adjusted for dividends/distributions in the form of Units, recapitalizations or similar actions with respect to such Units; and (b) a number of Preferred Units equal to (1) one-half of the amount of Damages payable in respect of such Resolved Claim, divided by the product of (i) $210.96 and (ii) a fraction, the numerator of which is the number of Preferred Units issued at the Closing and the denominator of which is the number of Preferred Units at the time of such payment, as-adjusted for dividends/distributions in the form of Units, recapitalizations or similar actions with respect to such Units. For purposes of effecting the foregoing, Buyer is hereby granted a power of attorney, coupled with an interest, to execute any assignment, transfer, stock power or other similar documentation, certificate or agreement for and on behalf of each Contributor Party reasonably necessary to cause the transfer and cancellation of any Buyer Securities.

9.11 Treatment of Indemnification Payments. All indemnification payments made pursuant to this Article IX shall be deemed to be adjustments to the Purchase Price (including, for the avoidance of doubt, for Tax purposes) to the extent permitted by applicable Law. No Party shall take any position on any Tax Return, or before any Governmental Authority, that is inconsistent with such treatment unless otherwise required by any applicable Law.

9.12 Exclusive Remedy. Except with respect to (i) the provisions of Section 2.6, (ii) remedies that cannot be waived as a matter of Law, (iii) Actions arising out of or relating to the Excluded Agreements, (iv) Actions involving specific performance, injunctive, equitable or provisional relief, or (v) Actions arising out of or relating to Fraud, indemnification pursuant to this Article IX (Indemnification) shall be the sole and exclusive remedy against any Party arising under this Agreement or any Ancillary Agreement.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices All Actions, notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand to the address set forth below (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (return receipt requested); (c) on the date sent by facsimile or e-mail of a .pdf document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.1):

If to Buyer or any Contributed Company, to each of:

Special Committee of the Board of Directors

        Resource Real Estate Opportunity REIT, Inc.

              1845 Walnut Street, 17th Floor

                 Philadelphia, PA 19103

          Attention: Andrew Ceitlin, Chairman

      Email: aceitlin22@gmail.com

with a copy to (which shall not constitute notice):

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, NE

Atlanta, Georgia 30326

Attention: Lauren B. Prevost; Amie J. Singer

Telephone: (404) 504-7744; (404) 495-3635

Facsimile: (404) 365-9532

Email: lbp@mmmlaw.com;

asinger@mmmlaw.com

If to any Contributor Party, to:

Resource America, Inc. 717 Fifth Avenue, 18th Floor New York, NY 10022 Attention: Marc Levy and Larry Block Telephone: (212) 705-5060; (212) 705-5090 Email: mlevy@islecap.com; lblock@islecap.com with a copy to (which shall not constitute notice):

Baker & McKenzie LLP

Blue Cross Blue Shield Tower

300 E Randolph St #5000

Chicago, Illinois 60601

Attention: Tom Hughes; Daniel Cullen

Telephone: (312) 861-8634;(312) 861-8162

Email: thomas.hughes@bakermckenzie.com; daniel.cullen@bakermckenzie.com

10.2 Interpretation. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. When used herein, the phrase “ordinary course” or “ordinary course of business” shall mean, with respect to an action or inaction of any Person, an action or inaction that (a) is consistent in nature, scope and magnitude in the ordinary course of business and consistent with the past practices of such Person and (b) does not require separate or special authorization or approval of any kind or nature, including by the board of directors or managers or equityholders of such Person. When used herein, the words “notices” or “communications” received by any Person or similar words or phrases shall mean notices or other communications, whether written or oral, and received by such Person or such Person’s Affiliates or any of their Representatives. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The use of “or” is not intended to be exclusive and shall include “and/or” unless expressly indicated otherwise. When used herein, “dollar” or “$” means the U.S. dollar. “Made available,” “provided,” “furnished” and words of similar import means the posting by or on behalf of the Contributed Companies and the Contributor Parties of materials to a virtual data room managed by the Contributor Parties and made accessible to Buyer at least one (1) Business Day prior to the execution of this Agreement or the physical delivery by or on behalf of the Contributor Parties of such materials to Buyer. To the extent that there is a conflict between any general provision of this Agreement and any provision specifically relating to Tax matters, the terms of the specific Tax provision shall control. For the avoidance of doubt, if any Damage entitles any Buyer Indemnified Party to bring a claim under Section 9.1(a)(i) with respect to a breach of or inaccuracy in any representation or warranty or another provision of Section 9.1, such Buyer Indemnified Party shall be entitled, in its sole discretion, to assert such claim pursuant to either Section 9.1(a)(i) or such other provision of Section 9.1.

10.3 Headings. When reference is made in this Agreement to an Article, Exhibit or a Section, such reference shall be to an Article, Exhibit or Section of this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.4 Negotiation of Agreement. Each Party has participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each Party and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

10.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled.

10.6 Amendment; Waiver. Subject to applicable Law, this Agreement may not be amended except by an instrument signed in writing by Buyer, the Contributed Holding Companies and the Contributor Representative (on behalf of the Contributor Parties). Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Parties to be bound thereby.

10.7 Entire Agreement. This Agreement (together with the Exhibits and Annexes hereto, and the Company Disclosure Schedule) and the Ancillary Agreements constitute the entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior representation, warranties, agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof and thereof. Each Party agrees that prior drafts of this Agreement (together with the Exhibits and Annexes hereto and the Company Disclosure Schedule) shall be deemed not to provide any evidence as to the meaning of any provision hereof or thereof or the intent of the parties with respect hereto or thereto. Nothing in this Section 10.7 shall limit any claim based upon Fraud.

10.8 Fees and Expenses. Each Party shall bear its respective expenses and fees incurred with respect to this Agreement, the Ancillary Agreements and the Transactions, including the expenses and fees of its own accountants, attorneys, investment bankers and other professionals and, with respect to Transaction Expenses, such amounts shall be paid in accordance with this Agreement.

10.9 Company Disclosure Schedule. In connection with the execution and delivery of this Agreement, the Contributors delivered to Buyer the Company Disclosure Schedule setting forth, among other things, if permitted, items the disclosure of which is necessary or appropriate either (a) in response to an express disclosure requirement contained in a provision hereof or (b) as an exception to one or more representations or warranties contained in Article III or Article IV. No exception to any representation or warranty disclosed in one section of the Company Disclosure Schedule shall constitute an exception to any other representation or warranty set forth in Article III or Article IV unless (i) a specific cross reference to a disclosure on another section of the Company Disclosure Schedule is made or (ii) it is reasonably apparent based on the face of such disclosure that such disclosure is applicable to another section of the Company Disclosure Schedule. The Company Disclosure Schedule constitutes an integral part of this Agreement and is attached hereto and is hereby incorporated herein. Capitalized terms used but not otherwise defined in the Company Disclosure Schedule shall have the meanings given to such terms in this Agreement. Headings set forth in the Company Disclosure Schedule are for convenience of reference only and do not affect the meaning or interpretation of any of the disclosures set forth in the Company Disclosure Schedule.

10.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that Buyer may (i) assign any of its rights and interests hereunder to any Affiliate of Buyer or any successor to Buyer, any Contributed Company or the Business that agrees to or is otherwise responsible for Buyer’s obligations hereunder (whether by agreement, operation of law or otherwise) and (ii) assign its rights under this Agreement to any lender (or agent on behalf of such lenders) as collateral security for the obligations of Buyer to such lenders. Any assignment in violation of this Section 10.10 shall be void, ab initio.

10.11 Parties in Interest. Except as provided in Section 6.11, this Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.12 Specific Performance. Each Party hereby acknowledges and agrees that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Transactions, shall cause irreparable injury to the other Parties for which damages, even if available, shall not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder in addition to any other rights and remedies existing in such Party’s favor. Each Party agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

10.13 Failure or Indulgence Not Waiver. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

10.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each Party (and in the case of each Contributor Party, on behalf of itself and each Contributor Related Party), agrees and acknowledges that no recourse under this Agreement or Ancillary Agreement shall be had against any current or future director, officer, employee or member of Buyer, Advisor Contributor, PM Contributor or the Contributor Representative or of any Affiliate (including any Contributed Company after the Closing) or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of Buyer, Advisor

Contributor, PM Contributor or the Contributor Representative or of any Affiliate (including any Contributed Company after the Closing) or assignee thereof or any current or future member of Buyer, Advisor Contributor, PM Contributor or the Contributor Representative or of any Affiliate (including any Contributed Company after the Closing) or assignee thereof or any current or future director, officer, employee or member of Buyer, Advisor Contributor, PM Contributor or the Contributor Representative or of any Affiliate (including any Contributed Company after the Closing) or assignee thereof, as such, for any obligation of Buyer or any Contributed Company under this Agreement or Ancillary Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

10.15 Governing Law. This Agreement and any matters arising directly or indirectly from the subject matter hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

10.16 Exclusive Jurisdiction and Venue. Each Party (i) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware and any federal appellate court therefrom) (together, the “Delaware Courts”), in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such Delaware Court and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.1. Nothing in this Section 10.16, however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

10.17 Waiver of Jury Trial. The Parties waive any right to a jury trial of any controversy or claim arising out of or relating to this Agreement, or the making, performance or interpretation thereof, including Fraud.

10.18 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.19 Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The Agreement shall become effective when the Parties shall have executed this Agreement.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, Buyer, the Contributed Holding Companies, the Contributors and Resource America have caused this Agreement to be duly-executed, all as of the date first written above.

BUYER:		CONTRIBUTORS:

RESOURCE REAL ESTATE OPPORTUNITY OP, LP		C-III CAPITAL PARTNERS LLC

By: Resource Real Estate Opportunity REIT, Inc.		By:	/s/ Marc W. Levy
Its: General Partner		Name: Marc W. Levy
Title: Executive Managing Director
By:	/s/ Alan F. Feldman
Name: Alan F. Feldman		RESOURCE REAL ESTATE, LLC
Title: Chief Executive Officer
		By:	/s/ Marc W. Levy
Name: Marc W. Levy
Title: Executive Vice President

CONTRIBUTED HOLDING COMPANIES:		RESOURCE AMERICA:

RESOURCE PM HOLDINGS LLC		RESOURCE AMERICA, INC.

By: C-III Capital Partners LLC
Its: Sole Member		By:	/s/ Marc W. Levy
Name: Marc W. Levy
Title: Executive Vice President
By:	/s/ Marc W. Levy
Name: Marc W. Levy
Title: Executive Managing Director

RESOURCE NEWCO LLC

By:	/s/ Marc W. Levy
Name: Marc W. Levy
Title: Executive Vice President

[Signature Page to Contribution and Exchange Agreement]